UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12.

ENERJEX RESOURCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

4040 Broadway, Suite 508
San Antonio, TX 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Monday, April 20, 2015

Dear EnerJex Stockholders:

You are cordially invited to attend the annual meeting of stockholders of EnerJex Resources, Inc., a Nevada corporation (“EnerJex”), to be held on Monday, April 20, 2015 at 9:00 a.m., local time, at the offices of the Company located at 4040 Broadway, Suite 508, San Antonio, Texas 78209. At the annual meeting, you will be asked to consider and vote on the following proposals;

1.	To elect the board of directors for EnerJex to hold office until the next special stockholder’s meeting, (the current nominees are Robert G. Watson, Jr., R. Atticus Lowe, Lance W. Helfert, James G. Miller, and Richard Menchaca);
2.	To reaffirm the appointment of RBSM, LLP as EnerJex’s independent auditors for the next year;
3.	To ratify the terms and issuance of shares of our common stock, shares of our Series B Convertible Preferred Stock (“Series B Preferred Stock”), and warrants for the purchase of shares of our common stock that, in the aggregate, will represent more than 19.99% of our outstanding common stock; and
To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

EnerJex’s board of directors has fixed the close of business on April 1, 2015 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the annual meeting or any adjournment thereof. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during normal business hours at EnerJex’s Executive offices at 4040 Broadway, Suite 508, San Antonio, Texas 78209 for 10 days prior to the annual meeting.

Your vote is important to us and our business.

Whether or not you expect to attend the annual meeting in person, EnerJex urges you to please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by signing, dating and mailing the enclosed proxy will save EnerJex the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the board of directors

Robert G. Watson, Jr.
Secretary

San Antonio, Texas
April   , 2015

4040 Broadway, Suite 508
San Antonio, Texas 78209

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
April 20, 2015

This statement is furnished in connection with the solicitation by the board of directors of EnerJex Resources, Inc., a Nevada corporation (hereinafter “EnerJex” or the “Company”) of proxies in the accompanying form for the annual meeting of stockholders to be held on Monday, April 20, 2015, at 9:00 a.m. Central Standard Time at the officers of the Company, located at 4040 Broadway, Suite 508, San Antonio, Texas 78209, and at any adjournment thereof.

This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April   , 2015.

If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

Solicitation of proxies will be made by mail and by EnerJex’s chief executive officer, Robert G. Watson, Jr. EnerJex will bear the costs of such solicitation and will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its Common Stock.

As of the close of business on April 1, 2015, the record date for the annual meeting, EnerJex had outstanding and entitled to vote (i)      shares of Common Stock and approximately      holders of record according to information provided by our transfer agent; (ii)      shares of Series A 10% Cumulative Redeemable Perpetual Preferred Stock outstanding and      Series A Stock holders of record (“Series A Stock”); (iii)     shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) outstanding and      Series B Preferred Stock holders of record. Each share of common stock is entitled to one vote per share on all matters submitted to a vote of EnerJex’s stockholders. Only stockholders of record at the close of business on April 1, 2015 are entitled to vote at the annual meeting or at any adjournment thereof.

Stockholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other stockholders.

VOTING PROCEDURES AND TABULATION

EnerJex will appoint an election inspector to act at the meeting and to make a written report thereof. Prior to the meeting, the inspector will sign an oath to perform its duties in an impartial manner and to the best of its ability. The inspector will ascertain the number of shares outstanding and the voting power of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspector will tabulate the number of votes cast for, against or abstained from the proposals described in the foregoing notice.

The presence at the meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of EnerJex’s stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The vote of holders of Common Stock holding in the aggregate a majority of the voting power of EnerJex’s stock present at the meeting, in person or by proxy, shall decide the proposals to elect directors and ratify the appointment of auditors. Abstentions will be counted for purposes of establishing a quorum for the meeting, but will not count as votes cast for the election of Directors or any other question. Accordingly, abstentions will have the same effect as a vote cast “AGAINST” each proposal.

If EnerJex receives a signed proxy card with no indication of the manner in which shares are to be voted on the proposals, such shares will be voted in accordance with the recommendation of the board of directors for such proposal.

Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any “broker non-votes” will be counted for the purposes of establishing a quorum for the meeting, but will not be counted as votes cast for the election of Directors or any other question. Accordingly, “broker non-votes” will have the same effect as a vote cast “AGAINST” each proposal.

Electronic Access to Proxy Materials

This proxy statement is available at www.enerjex.com.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS, PROPOSALS AND THE ANNUAL MEETING

Q.	How may I obtain EnerJex’s annual report for the year ended December 31, 2014?
A.	Stockholders may request a free copy of EnerJex’s annual report by writing to: EnerJex Resources, Inc., 4040 Broadway, Ste. 508, San Antonio, Texas 78209. Current and prospective investors can also access copies of EnerJex’s special report and this Proxy Statement at www.enerjex.com. Copies of our other financial information and reports are also available free of charge on the SEC’s website at http://www.sec.gov.
Q.	What proposals are stockholders being asked to consider at the upcoming annual meeting?
A.	EnerJex is electing directors to serve for the next fiscal year, seeking ratification of the appointment of its independent registered public accounting firm, and ratification of the terms and issuance of our Series B Preferred Stock, and the approval of the issuance of such number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of certain warrants issued to the purchasers of our Series B Preferred Stock, including shares issuable pursuant to the anti-dilution provisions of provisions of our Series B Preferred Stock, exceeding 19.99% of our outstanding Common Stock, will be approved if a majority of the total votes cast on the proposal in person or by proxy are voted in favor of such ratification and approval.
Q.	How does the board of directors recommend that I vote?
A.	EnerJex’s board of directors recommends that you vote your shares “FOR” each of the proposals at the annual meeting.
Q.	What shares can I vote?
A.	Each share of EnerJex Common Stock outstanding as of the close of business on April 1, 2015 (the record date) is entitled to one vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.
Q.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”
A.	Many EnerJex stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between common shares held of record and those owned beneficially.
•	Stockholder of Record: If your common shares and Series A Shares are registered directly in your name with EnerJex’s transfer agent (Standard Registrar and Transfer Company, Inc.), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to EnerJex or to vote in person at the annual meeting. A proxy card is enclosed for you to use.
•	Beneficial Owner: If your shares are held in a brokerage account or by another nominee (often referred to as being held in “street name”), you are considered the beneficial owner of such shares, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Q.	How can I attend the annual meeting?
A.	Because seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record as of the record date but held your shares in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 1, 2015, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the annual meeting.

Please let EnerJex know if you plan to attend the meeting by marking the box on the enclosed proxy card. The meeting will begin promptly at 9:00 a.m. local time. Check-in will begin at 8:30 a.m. local time, and you should allow ample time for the check-in procedures.

Q.	How can I vote my shares in person at the annual meeting?
A.	Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, EnerJex recommends that you submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.
Q.	How can I vote my shares without attending the annual meeting?
A.	Whether you hold shares as the stockholder of record or in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy to EnerJex. If you hold shares in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker, trustee or nominee.
Q.	Can I change my vote?
A.	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy), (ii) providing a written notice of revocation of your proxy to EnerJex’s corporate Secretary prior to your shares being voted, or (iii) attending the annual meeting and voting in person. Mere attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold shares in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

VOTING SECURITIES

The following table presents information, to the best of EnerJex’s knowledge, about the ownership of EnerJex’s Common Stock on April 1, 2015 relating to those persons known to beneficially own more than 5% of EnerJex’s capital stock and by EnerJex’s directors and executive officers. The percentage of beneficial ownership for the following table is based on 8,406,661 shares of Common Stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after April 1, 2015 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of EnerJex’s Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Outstanding Shares of Common Stock(2)
Robert G. Watson, Jr., CEO/President and Director(3)	326,666		3.9%
Ryan A. Lowe, Director(4)(5)(7)	3,887,693		46.2%
Lance W. Helfert, Director(4)(5)(6)	3,892,586		46.3%
James G. Miller, Director	149,924		1.8%
Richard E. Menchaca, Director	5,000		0.1%
West Coast Opportunity Fund LLC(4) 1205 Coast Village Road Montecito, CA 93108	3,439,524		40.9%
Montecito Venture Partners, LLC(5) 1205 Coast Village Road Montecito, California 93108	439,597		5.2%
Douglas M. Wright, CFO	41,667		0.7%
David L. Kunovic, EVP Exploration	23,661		0.3%
Alpha Capital Anstalt Pradafant 7, Furstentums 9490 Vaduz, Liechtenstein	832,259	(8)	9.9%

Newman Family Trust	500,000		5.9%
All Directors and Officers as a Group (7 persons)	4,473,659		53.2%

(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). Except as otherwise noted, the address of each person is care of the Registrant, 4040 Broadway, Suite 508, San Antonio, Texas 78209.
(2)	Figures are rounded to the nearest tenth of a percent.
(3)	Includes 266,667 shares held by RGW Energy, LLC, of which Mr. Watson is the sole member, and 60,000 fully vested shares under an option granted to Mr. Watson to purchase 60,000 shares of common stock at $6.00 per share.
(4)	West Coast Asset Management, Inc. (the “Managing Member”) is the Managing Member of West Coast Opportunity Fund, LLC, which directly owns all of the shares listed opposite its name in the table above. Lance W. Helfert and Ryan A. Lowe serve on the investment committee of the Managing Member. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.

(5)	Montecito Venture Partners, LLC is a controlled affiliate of West Coast Asset Management, Inc. and Ryan A. Lowe and Lance W. Helfert are the Managers of Montecito Venture Partners, LLC, which directly owns all of the shares listed opposite its name in the table above. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.
(6)	Includes 3,439,524 shares owned by West Coast Opportunity Fund, LLC, and 439,597 shares owned by Montecito Venture Partners, LLC.
(7)	Includes 3,439,524 shares owned by West Coast Opportunity Fund, LLC, and 439,597 shares owned by Montecito Venture Partners, LLC.
(8)	Includes 68,712 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days held by Alpha Capital Anstalt (“ACA”). Does not include (a) 939,169 shares of our common stock issuable upon the exercise of warrants held by ACA, which warrants contain a customary 9.9% blocker provision and, thus, are not exercisable within 60 days, and (b) 1,701,716 shares of our common stock issuable upon the conversion of 1,242.17099 shares of our Series B Preferred Stock held by ACA, which preferred shares also contain a 9.9% blocker and, thus, are not convertible within 60 days. Based solely on a Schedule 13G filed with the SEC by ACA on March 16, 2015, ACA has sole voting power with respect to this common stock.

PROPOSAL 1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

At the 2015 annual meeting of stockholders, a board of directors consisting of 5 members will be elected, each director to hold office until the next annual meeting of stockholders, or a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

EnerJex’s governance, compensation and nominating committee has nominated for election all 5 of the current members of the board of directors: Robert G. Watson, Jr., R. Atticus Lowe, Lance W. Helfert, James G. Miller and Richard Menchaca. The nominees have consented to their nomination to the board of directors, and will serve if elected. However, if the nominees should become unavailable for election, the accompanying proxy will be voted in favor of holding a vacancy to be filled by EnerJex’s current Directors. EnerJex has no reason to believe that Messrs. Watson, Lowe, Helfert, Miller or Menchaca will be unavailable to serve as Directors.

The following information is provided regarding the nominees for election to the board of directors.

Name	Age	Term	Board Committee(s)(1)
Robert G. Watson, Jr.	38	Since 12/31/10	Executive
R. Atticus Lowe	34	Since 12/31/10
James G. Miller	66	Since 12/31/10	Audit (Chairman)
Lance W. Helfert	41	Since 12/31/10	GCNC
Richard Menchaca	48	Since 6/7/13	GCNC (Chairman); Audit

(1)	“Executive” means the Executive Committee of the Board of Directors. “GCNC” means the Governance, Compensation and Nominating Committee of the Board of Directors. “Audit” means the Audit Committee of the Board of Directors.

Robert G. Watson, Jr.  Mr. Watson has served as President, Chief Executive Officer, and Secretary since December 31, 2010. Prior to joining EnerJex, he co-founded Black Sable Energy, LLC and served as its chief executive officer. During his tenure at Black Sable, Mr. Watson was responsible for the company’s acquisition and development of two grassroots oil projects in South Texas, both of which were partnered with larger oil and gas companies on a promoted basis. Prior to founding Black Sable, he was a Senior Associate at American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager with more than $100 billion of total assets under management. Mr. Watson began his career in the Energy Investment Banking Group at CIBC World Markets and subsequently founded and served as the Managing Partner of Centerra Energy Partners, LLC.

R. Atticus Lowe.  Mr. Lowe has served as Senior Vice President of Corporate Development since 2011 and as a Director since December 31, 2010. Mr. Lowe is the Chief Investment Officer of West Coast Asset Management, Inc. (WCAM), a registered investment advisor that has invested more than $200 million in the oil and gas industry on behalf of its principals and clients since 2000. WCAM is the Managing Member of West Coast Opportunity Fund, LLC, which currently holds 45.0% of our common stock. Mr. Lowe formerly served as a director and chairman of the audit committee for Black Raven Energy, Inc., until we acquired Black Raven in September 2013. Mr. Lowe is a CFA charterholder.

James G. Miller.  Mr. Miller has served as a Director since December 31, 2010. Mr. Miller retired in 2002 after serving as the Chief Executive Officer of Utilicorp United, Inc.’s business unit responsible for the company’s electricity generation and electric and natural gas transmission and distribution businesses, which served 1.3 million customers in seven mid-continent states. Utilicorp traded on the New York Stock Exchange, and the company was renamed Aquila in 2002. In 2007, Utilicorp’s electricity assets in northwest Missouri were acquired by Great Plains Energy Incorporated (NYSE: GXP) for $1.7 billion, and its natural gas properties and other assets were acquired by Black Hills Corporation (NYSE: BKH) for $940 million. Mr. Miller joined Utilicorp in 1989 through its acquisition of Michigan Gas Utilities, for which he served as the president from 1983 to 1991. Mr. Miller also is a member of the board of directors of Guardian 8 Holdings. He currently serves as Chairman of The Nature Conservancy, Missouri Chapter, for which he has been a Trustee for the past 13 years.

Lance W. Helfert.  Mr. Helfert has served as a Director since December 31, 2010. Mr. Helfert is the President and a co-founder of West Coast Asset Management, Inc. (WCAM), a registered investment advisor located in Montecito, California. WCAM is the Managing Member of West Coast Opportunity Fund, LLC, which currently holds 45.0% of our common stock. Prior to co-founding WCAM, he managed a portfolio at Wilshire Associates and was involved in a full range of financial strategies at M.L. Stern & Co. Mr. Helfert is a co-author of The Entrepreneurial Investor: The Art, Science and Business of Value Investing, a book published by John Wiley & Sons. He has been featured in Kiplinger’s Personal Finance, Forbes, Barron’s, Fortune Magazine, and the Market Watch for his unique market prospective. In addition, Mr. Helfert has been a guest commentator on CNBC and the Fox Business networks. Mr. Helfert has also served on the board of directors for Junior Achievement of Southern California and the Tri-Counties Make-A-Wish Foundation.

Richard E. Menchaca.  Mr. Menchaca has been a Director since June 6, 2013. Mr. Menchaca attended the University of Texas at Arlington where he received a BBA in Finance and pursued a MBA in Finance, and received a Graduate Degree from the SMU Southwestern School of Banking. Mr. Menchaca spent 18 years in the corporate banking industry with First Republic Bank (n.k.a. Bank of America), Bank One in Fort Worth and Fuji Bank, and Guaranty Bank in Houston. While at Guaranty Bank, Mr. Menchaca was one of the founding members of the Oil and Gas Banking Group, and within 18 months of its formation became the most profitable lending group within the bank with over $900 million of loans to oil and gas industry. Mr. Menchaca was the principal and founder of Petras Energy, LLC, an oil and gas production company based in Midland, Texas. The company was successfully sold in January 2006. Mr. Menchaca has been the founder and principal of several privately owned oil and gas companies with operations in Texas, Oklahoma and Louisiana. Since May 2010, Mr. Menchaca currently presides as President and Chief Executive Officer of Petroflow Energy Corporation, a Tulsa-based exploration and production company, as well as a member of its board of directors since June 2009. Mr. Menchaca also serves as a director on the board of a non-profit organization based in Houston, Texas.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the 5 nominees identified above. EnerJex expects each nominee to be able to serve if elected, but if any nominee notifies EnerJex before this meeting that he is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

The vote of holders of common stock holding in the aggregate a majority of the voting power of EnerJex’s stock present at the meeting is required to elect the nominees.

Involvement in Certain Legal Proceedings

On December 23, 2013, the United States Securities and Exchange Commission (SEC) entered an order in an administrative proceeding, In the Matter of West Coast Asset Management, Inc., and Lance W. Helfert, File No. 3-15660. In that matter, WCAM and Mr. Helfert, without admitting or denying the allegations, entered into a settlement with the SEC regarding certain negligence-based violations of Section 17(a)(2) of the Securities Act and Sections 206(2) and 206(4) of the Investment Advisers Act of 1940 (the Advisers Act). The matter was based upon an untrue statement made in an email that Mr. Helfert sent, in 2008, to an adviser to a prospective investor in an investment fund that was managed by WCAM. The SEC ordered WCAM and Mr. Helfert to cease and desist from committing or causing further such negligence-based violations, censured them, ordered WCAM to disgorge certain fees, and ordered WCAM and Mr. Helfert each to pay a monetary fine. WCAM and Mr. Helfert timely paid those amounts to the SEC.

Except as set forth above, none of our executive officers or directors has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

Director Independence

Under the corporate governance requirements of companies whose shares are listed for trading on the NYSE MKT, at least a majority of the members of the board of directors of each listed company must be “independent.” The EnerJex board of directors has determined that three of the five current directors — James G. Miller, Richard Menchaca, and Lance W. Helfert — are “independent directors” under the NYSE MKT listing requirements. The NYSE MKT listing requirements provide a non-exclusive list of persons who are not considered independent. For example, under these rules, a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or chief executive officer, would not be considered independent. No director qualifies as independent unless the EnerJex board of directors affirmatively determines that the director does not have a material relationship with the company that would interfere with the exercise of independent judgment. In making an affirmative determination that a director is an “independent director,” the EnerJex board of directors reviewed and discussed information provided by these individuals and by EnerJex with regard to each of their business and personal activities as they may relate to EnerJex and its management.

Board of Directors’ Meetings, Committees, Directors’ Compensation and Nominations

The EnerJex board of directors held 7 meetings during 2014. All of EnerJex’s directors attended 75% or more of the aggregate meetings of the EnerJex board of directors and all committees on which they served during 2014. Directors are encouraged, but not required, to attend the annual meetings of EnerJex’s stockholders.

Audit Committee and Financial Expert

The primary responsibilities of the audit committee include:

•	overseeing the combined company’s accounting and financial reporting processes, systems of internal control over financial reporting and disclosure controls and procedures on behalf of the board of directors and reporting the results or findings of its oversight activities to the board;
•	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;
•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviewing and pre-approving all audit services and permissible non-audit services to be performed for the Company by its independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and
•	overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of the combined company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The audit committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Our audit committee consists of Mr. Miller, and Mr. Menchaca. The board of directors has determined that each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the NYSE MKT listing requirements and the rules and regulations of the SEC and is able to read and understand Fundamental Financial Statements as required by the NYSE MKT listing requirements. In addition, the board of directors has determined that Mr. Miller qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

A copy of the audit committee charter is available on EnerJex’s website www.enerjex.com.

Governance, Compensation and Nominating Committee

The primary responsibilities of the Governance, Compensation and Nominating Committee include:

•	recommending to the board of directors for its determination the special salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;
•	reviewing and making recommendations to the board of directors regarding any revisions to corporate goals and objectives with respect to compensation for the company’s chief executive officer and other executive officers and establishing and leading a process for the full board of directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;
•	administering our equity-based compensation plans applicable to any employee of the Company and recommending to the board of directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under the company’s equity-based compensation plans;
•	reviewing and discussing with the chief executive officer and reporting periodically to the board of directors plans for executive officer development and corporate succession plans for the chief executive officer and other key executive officers and employees;
•	specially reviewing and discussing with management the “Executive Compensation” and “Director Compensation” sections of our proxy statement in connection with our annual meeting of stockholders and based on such review and discussions making a recommendation to the board of directors as to whether the “Executive Compensation” and “Director Compensation” sections should be included in our proxy statement in accordance with applicable rules and regulations of the SEC and any other applicable regulatory bodies;
•	identifying individuals qualified to become board members;
•	recommending director nominees for each annual meeting of the stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;
•	being aware of the best practices in corporate governance and developing and recommending to the board of directors a set of corporate governance standards to govern the board of directors, its committees, the company and its employees in the conduct of the business and affairs of the company;
•	developing and overseeing the special board and board committee evaluation process; and
•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the board.

The governance, compensation and nominating committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The governance, compensation and nominating committee consists of Mr. Menchaca, Mr. Miller and Mr. Helfert.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the board or a particular director may send a letter to the secretary of EnerJex at: 4040 Broadway, Suite 508, San Antonio, Texas 78209. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure and Role in Risk Oversight

The board of directors does not have a separate risk oversight body. Instead, the EnerJex board has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to us. In overseeing risks, the board seeks to understand the material risks, including financial, competitive, and operational risks, we face and the steps management is taking to manage those risks. It also has the responsibility for understanding what level of risk is appropriate. The board of directors reviews our business strategy and determines what constitutes an appropriate level of risk for EnerJex.

While the full EnerJex board has overall responsibility for risk oversight, the board has delegated oversight responsibility related to certain risks to its two committees. The audit committee, under its charter, has been delegated the responsibility of reviewing and discussing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies). EnerJex’s governance, compensation and nominating committee is responsible for considering risks within its areas of responsibility. The board does not believe that our compensation policies encourage excessive risk-taking, as the compensation plans are designed to align our employees with short- and long-term corporate strategy. Generally, our equity awards vest over several years, which the board has determined encourages our employees to act with regard to the long term interest of EnerJex and to focus on sustained stock price appreciation.

The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Code of Ethics

EnerJex has adopted a code of business conduct and ethics that applies to all of its directors, officers and employees, as well as to directors, officers and employees of each subsidiary of EnerJex. A copy of the code of business conduct and ethics is available on EnerJex’s website at www.enerjex.com. If any substantive amendments are made to the code of business conduct and ethics or if EnerJex’s grants any waiver, including any implicit waiver, from a provision of the code to any of its officers and directors, EnerJex will satisfy any disclosure requirements of Form 8-K by disclosing the nature of such amendment or waiver on its website at www.enerjex.com.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, EnerJex’s amended and restated articles of incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. EnerJex has agreed to indemnify its directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in EnerJex’s best interests.

Executive Officers

The following table sets forth certain information regarding EnerJex’s current executive officers. EnerJex’s executive officers serve at the discretion of the board of directors, unless otherwise governed by employment contracts.

Name	Age	Position
Robert G. Watson, Jr.	38	President, Chief Executive Officer and Secretary
Douglas M. Wright	62	Chief Financial Officer
David Kunovic	63	Executive Vice President
Kent Roach	49	Executive Vice President

Robert G. Watson, Jr. has been EnerJex’s president, chief executive officer and secretary since December 31, 2010. See Mr. Watson’s biography on page 7 above.

Douglas M. Wright.  Mr. Wright has been Chief Financial Officer since August 2012. Mr. Wright served as Corporate Controller and Chief Accounting Officer of Nations Petroleum Company Ltd. from 2006 to August 2012. Prior to Nations, he served as a Manager of Financial Reporting for Noble Energy (contract). In 1996, he founded Fashion Investments Inc. and served as its Chief Executive Officer until 2005. Fashion Investments owned and operated the largest independent commercial laundry facility in Colorado Springs. From 1986 to 1996, Mr. Wright worked for Oryx Energy Company in various capacities including, Manager, Financial Reporting, Manager, Strategic Planning and General Auditor. From 1977 to 1986, he served as a Senior Manager with Deloitte & Touche. Mr. Wright is a Certified Public Accountant and earned his B.A. from the University of Pittsburgh and his MBA from the University of North Texas.

David L. Kunovic.  Mr. Kunovic joined Black Raven Energy, Inc. on October 1, 2010 as Vice President of Exploration managing all phases of geologic and geophysical exploration and development activity for the company. Mr. Kunovic has over 34 years of experience as an exploration geologist, including 11 years as President of Kachina Energy, Inc., managing geologic and geophysical projects for several independent oil companies. He has also held positions as Vice President of Exploration for Canyon Energy, Inc. from 1994 – 2000 managing all exploration activities for the Rocky Mountain region; Petroleum Incorporated from 1991 – 1994 as Exploration Manager for all US exploration; Newport Exploration from 1984 – 1991 as Exploration Manager Rocky Mountain region; Apache Corporation from 1980 – 1984 as Senior Geologist working the Powder River and Denver Basins and Union Texas Petroleum from 1978 – 1980 as geologist —  Rocky Mountain Basins. Mr. Kunovic holds a Bachelor’s degree in Geology from the University of Colorado and also completed Masters level course work in Environmental Engineering and Groundwater at the University of Colorado.

Kent A. Roach.  Mr. Roach joined EnerJex in October 2014 as Executive Vice President of Engineering. In this role, Mr. Roach will focus on designing and executing a broad range of IOR and reservoir management related opportunities for both existing and future oil and gas assets. Additionally, he will provide technical guidance and oversight for multiple engineering and operational functions from an executive level. Prior to joining EnerJex, he worked primarily in reservoir engineering roles at Occidental, Exxon Mobil, and various other North American E&P companies. He has diverse subsurface experiences in reservoir simulation, geologic modeling, formation evaluation, pressure transient analysis, acquisitions and divestments, and reserve studies. His worldwide experience includes large-scale Middle East carbonate development planning, tight oil & gas deliverability and appraisal, unconventional shale plays, and exploration phase portfolio analysis. Mr. Roach holds a Bachelor of Science in Petroleum Engineering degree from the University of Missouri-Rolla.

Executive Compensation

The following table sets forth summary compensation information for the fiscal year ended December 31, 2014, and the year ended December 31, 2013, for our chief executive officer, chief financial officer and other highly compensated executive officers. We did not have any other executive officers as of the end of 2013 or 2014, whose total compensation exceeded $100,000. We refer to these persons as our named executive officers elsewhere in this report.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Robert G. Watson, Jr. President, Chief Executive Officer	2014	$225,000	$			$—	$76,900	$—	$301,900
	2013	$225,000		$35,000		$—	$76,900	$—	$336,900
Douglas M. Wright Chief Financial Officer	2014	$168,000		$—	$		$95,800	$—	$263,800
	2013	$150,000		$—		$132,000	$53,200	$—	$335,200
David L. Kunovic(1) Executive Vice President, Exploration	2014	$168,000		$—		$—	$94,700	$—	$262,700
	2013	160,000		—			23,700		183,700
Kent A. Roach(2) Executive Vice President, Engineering	2014	220,000							220,000
Ryan A. Lowe Senior Vice President of Corporate Development	2014	$80,000		$—		$—	$—	$—	$80,000
	2013	80,000		25,000					105,000

(1)	David L. Kunovic was hired on September 27, 2013, and the compensation figures in the table above represent his annual compensation rate for 2013.
(2)	Kent Roach was hired on October 15, 2014, and the compensation figures in the table above represent his annual compensation rate.

Equity Compensation Plans

We currently have three equity compensation plans, each of which has been approved by our stockholders. Any outstanding stock options issued under our prior equity compensation plans remain effective in accordance with their terms. Officers (including officers who are members of the board of directors), directors, employees and consultants are eligible to receive options under our stock option plans.

These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for our continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals in the future.

On December 31, 2010, we granted to Robert G. Watson, Jr., 60,000 options that vest ratably over a 48 month period and are exercisable at $6.00 per share. The term of the options is 5 years. The fair value of the options on the date of grant as calculated using the Black-Scholes model was $307,751, using the following weighted average assumptions: exercise price of $6.00 per share; common stock price of $6.00 per share; volatility of 128%; term of five years; dividend yield of 0%; interest rate of 1.95%. The amount recognized as expense in the year ended December 31, 2011 was $76,938, and the amount of expense to be recognized in future periods is $153,876.

On December 1, 2012, we granted 52,333 options that vest ratably every six months over a three year period to four employees of the Company. The fair value of the options on the date of the grant calculated using the Black-Scholes model was $167,032 using the following weighted average assumptions: exercise price of $10.50 per share; common stock price of $8.40 per share; volatility of 67%; term of three years; dividend yield of 0%; interest rate of .47%. The amount recognized as expense in the years ended

December 31, 2012, was $18,825 and the amount of expense to be recognized in future periods is $148,208. There were no options vested at December 31, 2012.

2000/2001 Stock Option Plan

The Board of Directors approved our 2000/2001 Stock Option Plan on September 25, 2000, and our stockholders ratified the plan.

Summary of the 2000/2001 Stock Option Plan

Administration of Plan; Board Authority to Select Grantees and Determine Awards.  The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan. The board may delegate this authority to a compensation committee of the board.

Stock Issuable Under the Plan; Mergers; Substitutions.  The total number of options that can be granted under the plan is 13,333 shares and all such shares were previously granted to the former chief executive officer, C. Stephen Cochennet. On August 3, 2009, we exchanged these outstanding options for 13,333 shares of restricted common stock. Therefore, all 13,333 shares reserved for issuance under this plan are available again for issuance.

Eligibility.  Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options.  Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

Exercise Price.  Non-qualified stock options will be granted by the board of directors with an option price not less than 85% of the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. In no event may the option price with respect to an incentive stock option granted under the stock option plan be less than the fair market value of such common stock. However the price shall not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all classes of stock of the corporation.

Option Term.  Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. Generally, all options under this plan terminate 90 days after a change of control if the option holder is terminated other than for cause.

Amendments and Termination.  The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan’s administrator agree in writing and sign the writing. The 2000 – 2001 Plan terminated on September 25, 2010, and no further options will be granted under this plan after that date.

The 2002 – 2003 Stock Option Plan/Stock Incentive Plan

The Board of Directors approved the EnerJex Resources, Inc. Stock Option Plan on August 1, 2002 (the “2002 – 2003 Stock Option Plan”). We had previously granted 15,900 options under this plan. On August 3, 2009, we exchanged all 15,900 outstanding options for 3,980 shares of our restricted common stock. In addition, we granted 10,116 shares of restricted common stock under the Stock Incentive Plan to employees for fiscal 2009 bonuses and 3,953 shares to our officers and directors for the prior rescission of stock options in fiscal 2008.

Summary of the 2002/2003 Stock Option Plan

Administration of Plan; Board Authority to Select Grantees and Determine Awards.  The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan.

Stock Issuable Under the Plan.  Originally, the total number of options that could be granted under the 2002 – 2003 Stock Option Plan was not to exceed 26,666 shares. In September 2007, our stockholders approved a proposal to amend and restate the 2002 – 2003 Stock Option Plan to increase the number of shares issuable to 66,666. On October 14, 2008, our stockholders approved a proposal to amend and restate the 2002 – 2003 Stock Option Plan to (i) rename it the EnerJex Resources, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), (ii) increase the maximum number of shares of our common stock that may be issued under the Stock Incentive Plan from 66,666 to 83,333, and (iii) add restricted stock as an eligible award that can be granted under the Stock Incentive Plan.

Eligibility.  Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options.  Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

Exercise Price.  Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The governance, compensation and nominating committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the plans be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted. However the price of an incentive stock option will not be less than 110% of the fair market value per share on the date of the grant in the case of an individual then owning more than 10% of the total combined voting power of all of our classes of stock.

Option Term.  Each option granted under the stock option plan will be assigned a time period for exercising not to exceed ten years after the date of the grant. Certain other restrictions will apply in connection with this plan when some awards may be exercised. Generally, all options under this plan terminate 90 days after a change of control if the option holder is terminated other than for cause.

Restricted Stock.  Restricted stock will have full dividend, voting and other ownership rights, unless otherwise indicated in the applicable award agreement pursuant to which it is granted. If any dividends or distributions are paid in shares of common stock during the restricted period, the applicable award agreement may provide that such shares will be subject to the same restrictions as the restricted stock with respect to which they were paid.

Amendments and Termination.  The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan’s administrator agree in writing and sign the writing. As amended, the 2002 – 2003 plan terminated on August 1, 2012, and no options will be granted under this plan after that date.

The 2013 Stock Incentive Plan

Our board of directors and stockholders have approved and adopted the EnerJex Resources, Inc., 2013 Stock Incentive Plan, which we refer to herein as the “Plan.”

Summary of the Plan

The following is a summary of certain principal features of the Plan.

Administration of Plan; Board Authority to Select Grantees and Determine Awards.  The Plan shall be administered by our board of directors. The Board shall have the power and authority to grant awards consistent with the terms of the Plan. The board may delegate this authority to a compensation committee of the board.

Stock Issuable Under the Plan; Mergers; Substitutions.  The number of shares of stock initially reserved and available for issuance under the Plan shall be 333,300 shares, subject to adjustment as provided in Section 3.1(b) of the Plan. Pursuant to Section 3.1(b), we will increase the number of shares reserved and set aside specially on each January 1st by the lowest of the following: (i) five percent (5.0%) of the number of shares of stock issued and outstanding on the immediately preceding December 31st, (ii) 33,333 shares, or (iii) such lesser number of shares as is determined by the board. For purposes of this limitation, the shares of stock underlying any awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the Plan. Subject to such overall limitations, shares of stock may be issued up to such maximum number pursuant to any type or types of award. The shares available for issuance under the Plan may be authorized but unissued shares of stock or shares of stock reacquired by us.

Eligibility.  Grantees under the Plan will be such officers, directors, full or part-time employees, and other key persons (including consultants and prospective employees) of us and our subsidiaries, if any, as are selected from time to time by the board in its sole discretion.

Stock Options.  Any stock option granted under the Plan shall be in such form as the board may from time to time approve. Stock options granted under the Plan may be non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees of us or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

Exercise Price.  The exercise price per share for the stock covered by a stock option shall be determined by the board at the time of grant but shall not be less than 100% of the fair market value on the date of grant. In the case of an incentive stock option that is granted to a 10% owner, the option price of such Incentive stock option shall be not less than 110% of the fair market value on the grant date.

Option Term.  The term of each stock option shall be fixed by the board, but no stock option shall be exercisable more than 10 years after the date the stock option is granted. In the case of an incentive stock option that is granted to a 10% owner, the term of such stock option shall be no more than 5 years from the date of grant.

Unrestricted and Restricted Stock Awards.  The board may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the board) an unrestricted stock Award or restricted stock award under the Plan. Unrestricted stock awards and restricted stock awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

Amendments and Termination.  The board may, at any time, amend or discontinue the Plan. We must obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code or other applicable law, including the requirements of any exchange or quotation system on which our common stock is listed or quoted. Such plan amendments are subject to approval by our stockholders entitled to vote at a meeting of stockholders. We may not amend, alter, suspend, or terminate the Plan if doing so would impair the rights of any holder, unless both the holder and the Plan’s administrator agree in writing and sign the writing. The 2013 plan terminates on June 6, 2023, and no options will be granted under this plan after that date.

Employment Agreements

Robert G. Watson, Jr. — Chief Executive Officer

On December 31, 2014, the Company entered into a second amended and restated employment agreement with Robert G. Watson, Jr. as Chief Executive Officer of the Company for a three-year period commencing December 31, 2014. The employment agreement provides (i) an annual base salary of $225,000 for 2015, $285,000 for 2016 and $300,000 for 2017, (ii) a target bonus of up to 40% of the annual base salary.

Douglas M. Wright — Chief Financial Officer

On August 15, 2012, EnerJex and Douglas M. Wright, entered into an Employment Agreement pursuant to which we will employ Mr. Wright as our chief financial officer, (ii) we will pay to Mr. Wright base compensation of $140,000 plus such discretionary cash bonus as our chief executive officer determines to be appropriate, and (iii) if we terminate Mr. Wright’s employment without “Cause” (as defined in the Employment Agreement), then we will pay to Mr. Wright $32,500 as severance pay after six (6) months of employment.

Termination Under the Equity Plans

Under our 2000/2001 Stock Option Plan, if the person receiving the option (the optionee) ceases to be employed by us for any reason other than for disability or cause, the optionee’s options will expire not later than 3 months afterwards. During this 3 month period and prior to the time the option expires under the terms of the option, the optionee may exercise any option that we have granted to him, but only to the extent that the options were exercisable on the date of termination of his employment. Unless exercised during this period, these options will expire at the end of the 3 month period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination for a reason other than disability, cause or death has occurred is made by the board of directors, whose decision shall be final and conclusive. If an optionee ceases to be employed by us for reason of disability, the optionee’s options will expire not later than 1 year after the date that he or she is terminated. During this 1 year period and prior to the expiration of the option under its terms, the optionee may exercise any option granted to him, but only to the extent that the options were exercisable on the date of termination of his employment because of his or her disability. Except as so exercised, optionee’s options will expire at the end of the 1 year period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination by reason of disability has occurred is determined by the board.

Under our Amended and Restated 2002 – 2003 Stock Option Plan, if an optionee ceases to be employed by, or ceases to have a relationship with us for any reason other than for disability or cause, the optionee’s options will expire not later than three 3 months thereafter. During the three month period and prior to the expiration of the option by its terms, the optionee may exercise any option granted to him, but only to the extent such options were exercisable on the date of termination of his employment or relationship and except as so exercised, such options shall expire at the end of such three month period unless such options by their terms expire before such date. The decision as to whether a termination for a reason other than disability, cause or death has occurred are made by the governance, compensation and nominating committee, whose decision shall be final and conclusive, except that employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by us.

Under our 2013 Plan, if the optionee ceases to be employed by us for any reason other than for death, disability or cause, the optionee’s options will expire not later than 3 months afterwards. During this 3 month period and prior to the time the option expires under the terms of the option, the optionee may exercise any option that we have granted to him, but only to the extent that the options were exercisable on the date of termination of his employment. Unless exercised during this period, these options will expire at the end of the 3 month period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination for a reason other than disability, cause or death has occurred is made by the board of directors, whose decision shall be final and conclusive. If an optionee ceases to be employed by us for reason of death or disability, the optionee’s options will expire not later than 180 days after the date that he or she is terminated. During this 180 day period and prior to the expiration of the option under its terms, the optionee may exercise any option granted to him, but only to the extent that the options were exercisable on the date of termination of his employment because of his or her disability. Except as so exercised, optionee’s options will expire at the end of the 180 day period unless the options are to terminate sooner under the terms and conditions of the option. The decision as to whether a termination by reason of disability has occurred is determined by the board.

Termination Under the Employment Agreements

Termination Without Cause or Disability, Including a Change in Control

Under Mr. Watson’s employment agreement, if Mr. Watson is terminated not for cause or disability, we will pay (A) if the termination occurred before a change of control as described in the Employment Agreement, the continuation of his base compensation for 12 months, and (B) if that termination occurs after a change of control, the continuation of the base compensation for 24 months.

Under Mr. Wright’s employment agreement, if Mr. Wright is terminated not for cause or disability, we will pay Mr. Wright all accrued and unpaid wages, including for accrued and unused vacation time and any special bonus accrued through the date of termination. If Mr. Wright is terminated after February 15, 2014, he will also receive an additional sum of $35,000.

Termination Because of Disability

Under Mr. Watson’s and Mr. Wright’s employment agreements, if the employee is terminated because of disability, he is entitled to receive all accrued and unpaid wages, including for accrued and unused vacation time and any special bonus accrued through the date of termination.

Option Exercises for Fiscal 2014

There were no options exercised by our Named Executive Officers in fiscal year 2014.

Grants of Plan-Based Awards in Fiscal Year 2014

We have granted to Mr. Wright an option expiring on July 31, 2017, to purchase 50,000 shares of our common stock at a cash exercise price equal to $10.50. One third of the options vest on the first anniversary of the date of grant, and the remaining options vest in 24 equal tranches each month for the next two year period. Mr. Wright must exercise the options within three months of employment termination or forfeit them.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table lists the outstanding equity incentive awards held by our named executive officers as of the fiscal year ended December 31, 2014.

	Option Awards
	Fiscal Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Robert G. Watson, Jr.	2011	60,000	—	60,000	$6.00	12/31/2015
Douglas M. Wright	2012	38,889	11,111	50,000	$10.50	12/31/2022
David L. Kunovic	2013	16,667	33,333	50,000	$10.50	12/31/2023
Kent A. Roach	2014	—	50,000	50,000	$10.50	12/31/2019

Director Compensation

For the fiscal year ended December 31, 2014, the Company’s non-employee directors received no compensation.

Certain Relationships and Related Transactions

The EnerJex board of directors has delegated to the audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the audit committee to take an action with respect to a proposed related party transaction, the EnerJex board of directors or another committee of the EnerJex board of directors, may approve or ratify it. No member of the EnerJex board of directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

EnerJex’s policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which EnerJex (including any of its subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to EnerJex of the facts and circumstances of the proposed transaction, including:

•	the related party’s relationship to EnerJex and his or her interest in the transaction;
•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;
•	the purpose and benefits of the proposed related party transaction with respect to EnerJex;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If EnerJex determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction is submitted to the audit and finance committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the audit committee will consider, among other things, the following:

•	the purpose of the transaction;
•	the benefits of the transaction to EnerJex;
•	the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;
•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or to employees generally.

Related party transactions that involve $10,000 or less must be disclosed to the audit committee but are not required to be approved or ratified by the audit committee.

EnerJex also produces quarterly reports to the audit committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow EnerJex to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the audit committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under EnerJex’s policy, certain related party transactions as defined under the policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the audit committee and will not be subject to these procedures.

On July 23, 2013, EnerJex, BRE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EnerJex (Merger Sub), and Black Raven Energy, Inc., a Nevada corporation (Black Raven), entered into an agreement and plan of merger pursuant to which Black Raven would be merged with and into Merger Sub and after which Black Raven would be a wholly owned subsidiary of EnerJex. On September 27, 2013, the transactions contemplated by the Merger Agreement were successfully completed.

West Coast Opportunity Fund, LLC (“WCOF”) received 2,733,693 shares of EnerJex common stock in exchange for 123,539,227 shares of Black Raven common stock in connection with the agreement and plan of merger. West Coast Asset Management, Inc. is the managing member of WCOF. Two of our directors, Lance W. Helfert and R. Atticus Lowe serve on the investment committee of the managing member. Mr. Lowe was on the board of directors of Black Raven at the time of the merger.

Section 16(a) Beneficial Owner Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this report they were all current in their 16(a) reports and that all reports were filed on a timely basis.

PROPOSAL 2. REAFFIRM THE APPOINTMENT OF RBSM, LLP AS AUDITORS FOR THE NEXT YEAR

EnerJex’s board of directors has selected RBSM, LLP as its independent auditor for the current fiscal year, and the board is asking stockholders to ratify that selection. Although current law, rules, and regulations require EnerJex’s independent auditor to be engaged, retained, and supervised by the audit committee of the board of directors, EnerJex’s board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of RBSM, LLP for ratification by stockholders as a matter of good corporate practice.

It is expected that a representative of RBSM, LLP will be present at the annual meeting to respond to questions, but not to make a statement.

The vote of holders of common stock holding in the aggregate a majority of the voting power of EnerJex’s stock present at the meeting is required to approve the ratification of the selection of RBSM, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAFFIRMATION OF
L.L. BRADFORD & COMPANY, LLC AS AUDITORS FOR THE NEXT YEAR.

Independent Public Accountants

L.L. Bradford & Company, LLC and Weaver Martin & Samyn, LLC served as our principal independent public accountants for fiscal 2014 and 2013, respectively, and RBSM, LLP was engaged in January 2015 to perform the 2014 audit of the EnerJex financial statements. Aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by RBSM, LLP, L.L. Bradford & Company, LLC and Weaver Martin & Samyn, LLC were as follows:

	Year Ended December 31, 2014		Year Ended December 31, 2013
Audit Fees(1)	$		$73,000
Audit-Related Fees(2)		$—	$—
Tax fees(3)	$		$20,811
All Other Fees		$—	$—
Total fees of our principal accountant	$		$93,811

(1)	Audit Fees include fees billed and expected to be billed for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.
(2)	Audit-Related Fees include fees for services associated with assurance and reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation.
(3)	Tax fees consist of fees related to the preparation and review of our federal and state income tax returns.

Audit Committee Policies and Procedures

Our Board of Directors pre-approves all services to be provided to us by our independent auditor. This process involves obtaining (i) a written description of the proposed services, (ii) the confirmation of our Principal Financial Officer that the services are compatible with maintaining specific principles relating to independence, and (iii) confirmation from our securities counsel that the services are not among those that our independent auditors have been prohibited from performing under SEC rules. After engaging in this process, the members of the Board of Directors determined to approve or disapprove the engagement of the auditors for the proposed services. In fiscal 2014 and 2013, all fees paid to L.L. Bradford & Company, LLC and Weaver Martin & Samyn, LLC were unanimously pre-approved in accordance with this procedure.

Report of the Audit Committee

Our Audit Committee submits the following report:

The Audit Committee retains and oversees the Company’s independent registered public accountants, discusses and reviews with management accounting policies and financial statements, evaluates external and internal audit performance, investigates complaints and other allegations of fraud or misconduct by the Company’s management and employees and evaluates policies and procedures. The Audit Committee operates under a written charter adopted by the Board. The remainder of this report relates to certain actions taken by the Audit Committee in fulfilling its roles as they relate to ascertaining the independence of our registered public accountants and recommending the inclusion of the Company’s financial statements in its special report.

During fiscal 2014 and 2013, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee also met periodically with the independent registered public accounting firm to discuss the results of their examinations, the overall quality of the Company’s financial reporting and their evaluations of its internal controls.

The Audit Committee of the Board has received from the Company’s independent registered public accounting firm, written disclosures and the letter required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” that discloses all relationships between the Company and RBSM, LLP, L.L. Bradford & Company, LLC and Weaver Martin & Samyn that may be thought to bear on the independence of RBSM, LLP, L.L. Bradford & Company, LLC and Weaver Martin & Samyn from the Company. The Audit Committee has discussed with both firms the contents of the written disclosure and letter as well as the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the years ended December 31, 2014 and 2013, with the Company’s management, which has primary responsibility for the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from RBSM, LLP, L.L. Bradford & Company, LLC and Weaver Martin & Samyn required by relevant professional and regulatory standards and has discussed with both firms their independence from the Company and its management. In concluding that RBSM, LLP, L.L. Bradford & Company, LLC and Weaver Martin & Samyn were independent for their respective audit periods, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its special report on Form 10-K for the fiscal year ended December 31, 2014 and 2013.

The foregoing report is furnished by the Audit Committee of the Board.

James G. Miller (Chairman)
Richard Menchaca

PROPOSAL 3. TO RATIFY THE TERMS AND ISSUANCE OF SHARES OF OUR COMMON STOCK, SHARES OF OUR SERIES B CONVERTIBLE PREFERRED STOCK (“SERIES B PREFERRED STOCK”), AND WARRANTS FOR THE PURCHASE OF SHARES OF OUR COMMON STOCK THAT, IN THE AGGREGATE, WILL REPRESENT MORE THAN 19.99% OF OUR OUTSTANDING COMMON STOCK.

Overview

On March 11, 2015, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Alpha Capital Anstalt, an accredited institutional investor (the “Investor”), pursuant to which we generated gross offering proceeds of $3,100,000 from the issuance and sale in a registered direct offering of an aggregate of 763,547 shares (the “Common Shares”) of our Common Stock at a price of $1.75 per share, an aggregate of 1,763.79175 shares of our newly authorized Series B Preferred Stock, and a stock purchase warrant for the purchase of 1,771,428 shares of Common Stock at an exercise price of $2.75 per share (the “Investor Warrant”). The Series B Preferred Stock is convertible into an aggregate of 1,007,881 shares of Common Stock at an initial conversion price of $1.75 per share. We were represented in that transaction by Northland Securities, Inc., and Euro Pacific Capital, Inc. together, the “Placement Agents”). At the closing of the transaction with the Investor, we issued to the Placement Agents warrants for the purchase, in the aggregate, of 106,285 shares of Common Stock at an exercise price of $1.75 per share (the “Placement Agent Warrants”). We have referred to such transactions in which we issued the Common Shares, the Series B Preferred Stock the Investor Warrant, and the Placement Agent Warrants, as the “March 2015 Equity Financing.”

Under the terms of the Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrants, until we obtain shareholder approval of the March 2015 Financing Transaction, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrants, when added to the number of Common Shares that we issued pursuant to the Purchase Agreement, cannot exceed 19.99% of the number of our Common Shares that were outstanding immediately prior to our execution of the Purchase Agreement on March 11, 2015. The closing under the Securities Purchase Agreement occurred on March 13, 2015.

Reasons for the March 2015 Equity Financing

Our Board of Directors determined that the March 2015 Equity Financing was advisable and in our best interest and in the best interest of our stockholders, in order for us to have available capital with which to fund a portion of our anticipated operating costs, the anticipated cost of servicing our secured credit facility, and the anticipated costs of possible strategic transactions. We entered into the March 2015 Equity Financing in order to raise funds necessary for those and other general working capital purposes.

We are engaged primarily in the exploration and development of oil and gas assets, which requires that we have sources of debt and equity capital with which to fund our operations and our expansion activities. With the price of oil having declined by more than 50% in the period of approximately six (6) months prior to the date on which we executed the Purchase Agreement, we project that the revenues that we generate in the future will be materially lower than what we are presently generating from our hedging contracts.

In addition, we learned that our third-party reserve engineering firm would be reporting in that firms’s oil and gas reserve report for the calendar year ended December 31, 2014, that our proved developed producing reserves would be materially lower than the amount that the consultant reported in its report for the calendar year ended December 31, 2013. The value of our proved developed producing reserves is the primary factor that defines our “borrowing base,” which is the maximum amount that our secured lender allows us to borrow under our secured credit facility. Because of the pending reduction in the reported amount of our available reserves, the borrowing base under our credit agreement is likely to be reduced to between $18 million and $20 million, which is less than the currently outstanding unpaid principal balance of our loan in the amount of $23.5 million. Consequently, we expected that our secured lender would not make any further advances to us under the secured credit facility until we reduced the unpaid principal of our secured credit facility.

With the price of oil having precipitously declined over the past several months, we anticipate that there will be opportunities to acquire oil and gas assets from current owners that are distressed as a result of the decline in oil prices or do not have sufficient capital to fund the costs of developing and operating those assets. Already, we have seen a number of exploration and development companies announce that they are seeking buyers for some or all of their assets or their entire company. Our board believes that if we are able to acquire an appropriate asset or collection of assets, then we will be able to modify the terms of our secured credit facility in a manner that would enable us to resume drawing on that credit facility to fund the costs of exploiting those assets and our other existing assets. In order to be able to respond quickly to those opportunities, our board of directors wanted us to have a pool of capital with which to investigate, finance, and close the acquisition of or merger with one or more such strategic assets or companies.

After considering all of those developments, our board of directors determined that the March 2015 Equity Financing was advisable in order for us to have available capital with which to fund a portion of our anticipated operating costs, the anticipated cost of servicing our secured credit facility, and the anticipated costs of possible strategic transactions.

Description of Series B Preferred Stock

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock that we filed with the Nevada Secretary of State on March 11, 2015 (the “Certificate of Designation”), the Series B Preferred Stock is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), and ranks junior and subordinate to shares of our Series A Preferred Stock, and senior to our Common Stock, in each instance with respect to dividends and with respect to distributions upon our dissolution, liquidation or winding-up.

The shares of Series B Preferred Stock were issued at a stated price of $1,000 per share. Each share of Series B Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient determined by dividing (x) the stated value of $1,000 per share, by (y) a conversion price of $1.75. Until the volume weighted average price of our Common Stock on NYSE exceeds 200% of the conversion price of the Series B Preferred Stock with average trading volume of 200,000 shares per day for ten consecutive trading days, the conversion price of our Series B Preferred Stock is subject to full-ratchet, anti-dilution price protection. Under that provision, if, while that full-ratchet, anti-dilution price protection is in effect, we issue shares of our common stock at a price per share (the “Dilutive Price”) that is less than the conversion price of $1.75 per share, then the conversion price of our Series B Preferred Stock is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of shares of Common Stock at a Dilutive Price, the Series B Preferred Stock would be convertible into a greater number of shares of our Common Stock.

Pursuant to the terms of the Purchase Agreement, we also have agreed with the Investor that while such Investor holds Series B Preferred Stock and the Investor Warrant, we will not effect or enter into an agreement to effect a “Variable Rate Transaction,” which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of our Common Stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price.

Pursuant to the Purchase Agreement, we agreed not to issue any further equity securities, or securities exercisable for or convertible into equity securities, in cash financing transactions until we obtain shareholder approval of the March 2015 Equity Financing. Also, under the Purchase Agreement, we agreed that during the period ending on the 12-month anniversary of the closing date of our March 2015 Equity Financing, if we issued any equity securities for cash, then we would permit the Investor to subscribe for up to 50% of the securities being offered in that future financing. Those limitations on future issuances and the investor’s right to participate in future financings do not apply to certain “Exempt Issuances,” which allows us to effectuate compensatory equity issuances to our employees and consultants and to issue shares in merger and acquisition transactions and other transactions in which we may issue shares for assets.

We also have agreed with the Investors pursuant to the Purchase Agreement that, for a period of 180 days after the closing of the March 2015 Equity Financing, we will not effectuate a reverse or forward stock split or reclassification of our common stock without the approval of the Investor.

The Common Stock that was issued in the March 2015 Equity Financing, and a portion of the shares of Series B Preferred Stock that we issued in that March 2015 Equity Financing, were registered under the Securities Act of 1933 pursuant to a registration statement on Form S-3 that was declared effective on February 25, 2015. In the Purchase Agreement, we granted to the Investor certain “piggyback” registration rights with respect to the unregistered shares of Series B Preferred Stock that the Investor purchased and with respect to the Investor Warrant, which also was not covered by the registration statement on Form S-3.

In the Purchase Agreement, we granted to the Investor a right to receive an additional number of shares of Common Stock if we were to issue shares of Common Stock at a price per share that is less than the price of $1.75 per share at which we sold shares of Common Stock to the Investor under the Purchase Agreement (the “Anti-Dilution Share Issuance Commitment”). That Anti-Dilution Share Issuance Commitment remains in effect that until we meet certain trading volume requirements in a 10-day period commencing more than one (1) year after the date on which we signed the Purchase Agreement. Under that Anti-Dilution Share Issuance Commitment, we agreed that if the Company or any Subsidiary issues and sells Common Stock for a consideration per share that is less than $1.75 per share (adjusted for stock splits, combinations, dividends and the like occurring after the Closing Date), then within three (3) Trading Days after such dilutive issuance, the Company would issue to the Investor, without the payment of additional consideration, a number of shares of Common Stock so that the total number of shares then held by Investor would equal the number of shares of Common Stock that would have been issued to the Investor, at the closing, if the shares had been issued at a price per share equal to that at which shares are issued in the dilutive financing. That protection takes into account only the number of shares of our Common Stock that the investor continues to hold as of the time of the dilutive issuance. That Anti-Dilution Share Issuance Commitment remains in effect until the date immediately following the period of 10 consecutive trading days for our stock on NYSE MKT or any other market on which our shares are then traded (the “Measurement Period”), during which (i) the volume-weighted average price for each trading day during such Measurement Period exceeds $4.30 (subject to adjustment for forward and reverse stock splits and the like) and (ii) for each trading day during such Measurement Period, the daily trading volume for the Common Stock on the principal Trading Market exceeds 200,000 shares per Trading Day (subject to adjustment for forward and reverse stock splits and the like).

The Investor has agreed to be subject to certain “blocker” provisions that limit the conversion of their shares of Series B Preferred Stock and that limit their ability to exercise the Warrant. Those “blocker” provisions (i) prevent the Investor’s percentage ownership of our Common Stock at any given time from exceeding 9.9% of our outstanding Common Stock; or (ii) prevent us from issuing any shares of Common Stock to the Investor upon the conversion by such Investor of Series B Preferred Stock or exercise of the Investor Warrant or pursuant to the Anti-Dilution Share Issuance Commitment, if the issuance of such shares to the Investor, when aggregated with all other shares of Common Stock sold to the Investors under the Purchase Agreement together with all shares of Common Stock issued upon the conversion of Series B Preferred Stock and the Investor Warrant, would result in the total issuance of Common Stock to exceed 19.999999% of our outstanding Common Stock, without first obtaining the approval of our stockholders. We have agreed to seek stockholder approval at the annual meeting for the terms of the Series B Preferred Stock and the issuance and delivery in the aggregate of that number of shares of Common Stock exceeding 19.999999% of the outstanding shares of Common Stock upon conversion of the Series B Preferred Stock or exercise of the Investor Warrant or pursuant to the Anti-Dilution Share Issuance Commitment, and we have further agreed that if we do not obtain such stockholder approval at the annual meeting, then we will be required to call further meetings thereafter to seek such stockholder approval until such stockholder approval is obtained.

Description of Investor Warrant

Subject to certain “blocker” provisions, including an issuance limit that is in effect prior to our obtaining shareholder approval of the 2015 Equity Transaction, the Investor Warrant is exercisable for 1,007,881 shares of our Common Stock at an initial exercise price of $2.75 per share. The Warrant has a 5-½ year term and a cashless exercise provision in the event there is no effective registration statement covering the Common Stock issuable upon exercise of the Investor Warrant. The Warrants are not exercisable for the first six months following issuance. The Investor Warrant is subject to full-ratchet, anti-dilution price protection. Under that provision, if, while that full-ratchet, anti-dilution price protection is in effect, we issue shares of our common stock at a price per share (the “Dilutive Price”) that is less than the conversion price of $2.75 per share, then the conversion price of the Investor Warrant is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of shares of Common Stock at a Dilutive Price, the Investor Warrant would be convertible into a greater number of shares of our Common Stock.

Description of Placement Agent Warrant

Subject to certain “blocker” provisions, including an issuance limit that is in effect prior to our obtaining shareholder approval of the 2015 Equity Transaction, the Placement Agent Warrant is exercisable for 106,285 shares of our Common Stock at an exercise price of $2.75 per share. The Warrant has a 5-½ year term and a cashless exercise provision in the event there is no effective registration statement covering the Common Stock issuable upon exercise of the Placement Agent Warrant. The Warrants are not exercisable for the first six months following issuance. The Placement Agent Warrant is subject to full-ratchet, anti-dilution price protection. Under that provision, if, while that full-ratchet, anti-dilution price protection is in effect, we issue shares of our common stock at a price per share (the “Dilutive Price”) that is less than the conversion price of $2.75 per share, then the conversion price of the Placement Agent Warrant is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of shares of Common Stock at a Dilutive Price, the Placement Agent Warrant would be convertible into a greater number of shares of our Common Stock.

Possible Effects on Rights of Existing Stockholders

The Series B Preferred Stock is senior to our Common Stock with respect to dividends and liquidation preferences. The Purchase Agreement includes a right of first offer in favor of the Investor on certain of our future issuances of securities. Holders of other shares of our Common Stock do not have such “preemptive” or first-offer rights. Existing stockholders also will suffer significant dilution in ownership interests and voting rights as a result of the issuance of shares of our Common Stock upon the conversion of the Series B Preferred Stock, the exercise of the Warrant, and under the terms of the or pursuant to the Anti-Dilution Share Issuance Commitment. Upon conversion in full of the Series B Preferred Stock at the conversion price of $1.75 per converted share of Common Stock (without regard to any future adjustment in that conversion price under the anti-dilution price protection formula), an aggregate of 1,007,881 additional shares of Common Stock will be issued, and the percentage ownership interests of our existing stockholders would be correspondingly reduced. The amount described above does not give effect to (i) the issuance of additional shares of Common Stock due to potential future anti-dilution adjustments on the Series B Preferred Stock, (ii) the issuance of shares of Common Stock pursuant to the Series B Warrants or other outstanding options and warrants, (iii) the issuance of shares pursuant to the Anti-Dilution Share Issuance Commitment under the Purchase Agreement, or (iv) any other future issuances of our Common Stock. The sale into the public market of these shares also could materially and adversely affect the market price of our Common Stock.

Reasons for Stockholder Approval

Our Common Stock is listed on NYSE MKT and, as such, we are subject to the NYSE MKT Listing Rules. Section 7.13(a) of the NYSE MKT Guide (the “NYSE MKT 20% Rule”) requires that an issuer obtain stockholder approval prior to the issuance of common stock if such issuance is for less than the greater of book or market value of the common stock and would equal 20% or more of the common stock or voting power of the issuer outstanding before the issuance. The initial conversion price of the Series B Preferred Stock, $1.75, is less than the greater of the book or market value of our Common Stock immediately before we entered into the Purchase Agreement. In addition, the terms of the Purchase Agreement, the Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrants include anti-dilution adjustments that could result, in the future, in the issuance of additional shares of Common Stock and in a reduction of the conversion price of the Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrant. If this Proposal is approved, then the aggregate number of shares of Common Stock issued in the March 2015 Equity Financing, when added to the number of shares issuable upon conversion of the Series B Preferred

Stock and the exercise of the Investor Warrant and the Placement Agent Warrants, will exceed 20% of our Common Stock currently outstanding. We seek your approval of this Proposal in order to satisfy the requirements of the NYSE MKT 20% Rule with respect to the March 2015 Equity Financing.

In addition, under section 7.13(b) of the NYSE MKT Guide, prior stockholder approval is required for issuances of securities that will result in a “change of control” of the issuer (the “NYSE MKT Change of Control Rule”). NYSE may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. Following the closing of the March 2015 Equity Financing, taking into account the Common Shares issued under the Purchase Agreement, and assuming the conversion of their Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrants at the initial conversion price without regard to any price-based, anti-dilution adjustments that may occur in the future, the Investor would own approximately 26.4% shares of our Common Stock, and the Placement Agents would hold an additional 1.01% of our Common Stock. Those figures are based upon the 7,643,114 shares of our Common Stock that were outstanding immediately before we executed the Purchase Agreement. We seek your approval of this Proposal in order to satisfy the requirements of the NYSE MKT Change of Control Rule with respect to the issuance of the Common Stock upon conversion of the Series B Preferred Stock.

The following table summarizes the number of shares of Common Stock that were issued under the Purchase Agreement, and the number of shares of Common Stock that would be issuable under the shares of Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrants, upon our obtaining shareholder approval of the March 2015 Equity Financing:

Security Issued in 2015 Equity Financing

Security	No. of As-Converted/ As-Exercised Shares of Common Stock**
Common Stock	763,547
Investor Warrant	1,771,428
Series B Preferred Stock	1,007,881
Placement Agent Warrant	106,285
TOTAL	3,542,856

**	Share figures are calculated without regard to (i) a 9.99% blocker that applies to the Investor Warrant, the Series B Preferred Stock, and the Anti-Dilution Share Issuance Commitment, (ii) a 19.99% blocker that applies to the Investor Warrant, the Series B Preferred Stock, and the Anti-Dilution Share Issuance Commitment, and (iii) the effect of any future issuances of common stock by us at a price that is lower than $2.75 per share.

The Purchase Agreement requires us to submit this Proposal to stockholders at our annual meeting. Approval of this Proposal will constitute approval pursuant to the NYSE 20% Rule and the NYSE Change of Control Rule. The information set forth in this Proposal is qualified in its entirety by reference to the actual terms of the Certificate of Designation, the Purchase Agreement, the Investor Warrant, and the Placement Agent Warrant attached hereto as Appendices A through D, respectively, and which are incorporated herein by reference. Stockholders are urged to carefully read these documents.

Vote Required

This Proposal to ratify the terms and issuance of our March 2015 Equity Financing and the issuance of our Common Stock, Series B Preferred Stock, Investor Warrant, and Placement Agent Warrants, including shares exceeding 19.99% of our outstanding Common Stock that are issuable pursuant to the anti-dilution provisions of the Purchase Agreement, the Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrants, will be approved if a majority of the total votes cast on the proposal in person or by proxy are voted in favor of such ratification and approval.

Consequences of Not Approving this Proposal

If we do not obtain stockholder approval of this Proposal at the annual meeting, we will be required to call an additional meeting thereafter to seek such stockholder approval until such stockholder approval is obtained. This would be very expensive for us, a distraction for our management and a nuisance for our stockholders.

Recommendation

The Board recommends that stockholders vote FOR ratification of the terms and issuance of our March 2015 Equity Financing, and the issuance of our Common Stock, Series B Preferred Stock, Investor Warrant, and Placement Agent Warrants, including shares exceeding 19.99% of our outstanding Common Stock that are issuable pursuant to the anti-dilution provisions of the Purchase Agreement, the Series B Preferred Stock, the Investor Warrant, and the Placement Agent Warrants.

Unless marked otherwise, proxies received will be voted FOR Proposal Three.

OTHER MATTERS

As of the date of this statement EnerJex’s management knows of no business to be presented to the meeting that is not referred to in the accompanying notice. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with their best judgment, including upon any stockholder proposal about which EnerJex did not receive timely notice.

Expenses of Proxy Solicitation

The principal solicitation of proxies will be made by mail. Expense of distributing this proxy statement to stockholders, which may include reimbursement to banks, brokers and other custodians for their expenses in forwarding this proxy statement, will be borne exclusively by EnerJex.

Proposals of Stockholders

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the EnerJex 20165 annual meeting must be received by EnerJex by April   , 2016. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Exchange Act. It is suggested the proposal be submitted by certified mail — return receipt requested. Stockholders who intend to present a proposal at the EnerJex 2016 annual meeting without including such proposal in EnerJex’s proxy statement must have provided EnerJex notice of such proposal no later than June   , 2016. EnerJex reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DOCUMENTS INCORPORATED BY REFERENCE

As permitted by Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. Information that we file subsequently with the SEC will automatically update and supersede this information.

We are incorporating by reference the Company’s filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date hereof and prior to the termination of any offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”), to be filed with the SEC on or around March , 2015;
•	the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, filed with the SEC on May 13, 2014, August 13, 2014 and November 14, 2014;
•	the Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 23, 2014;
•	the Company’s Current Reports on Form 8-K filed on May 14, 2014, May 27, 2014, June 2, 2014, June 3, 2014, June 13, 2014, June 17, 2014, June 17, 2014, June 20, 2014, June 23, 2013, July 21, 2014, August 15, 2014, August 25, 2014, October 15, 2015, November 17, 2014, January 6, 2015, and January 20, 2015 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated);
•	the description of our common stock contained in our Form 8-A filed on June 12, 2014, including any amendments or reports filed for the purpose of updating the description; and
•	the description of our 10% Series A Cumulative Redeemable Preferred Stock contained in our Form 8-A filed on June 13, 2014, including any amendments or reports filed for the purpose of updating the description.

Please note that in accordance with Instruction 5 to Item 13 of Schedule 14A, we are referencing our 2014 Form 10-K which has not been filed, and are therefore attaching to this proxy statement as Appendix A draft financial statements, all of which are being furnished to the SEC and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

This proxy statement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

EnerJex Resources, Inc.
4040 Broadway, Suite 508
San Antonio, TX 78209
Attn: Robert G. Watson, Jr.
(210) 451-5545

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement. The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s website at http://www.sec.gov or our website at http://www.enerjex.com.

By order of the board of directors

Robert G. Watson, Jr.,
Chief Executive Officer

San Antonio, Texas
April   , 2015

Appendix A

Draft Financial Statements

In accordance with Instruction 5 to Item 13 of Schedule 14A, we are referencing our 2014 Form 10-K which has not been filed, and are therefore attaching to this proxy statement as Appendix A draft financial statements, all of which are being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

EnerJex Resources, Inc. and Subsidiaries

Consolidated Balance Sheets
DRAFT

	December 31,
	2014	2013
Assets
Current Assets:
Cash	$805,524	$1,079,356
Restricted Cash	—	228,840
Accounts receivable	1,278,509	2,461,746
Derivative receivable	3,736,005	—
Inventory	248,218	238,794
Marketable securities	1,018,573	1,018,573
Deposits and prepaid expenses	324,339	373,994
Total current assets	7,411,168	5,401,303
Non-current assets:
Fixed assets, net of accumulated depreciation of $1,945,607 and $1,785,401	2,404,703	2,406,591
Oil & gas properties using full cost accounting, net of accumulated DD&A of $13,827,347 and $10,567,906	64,263,272	61,349,403
Derivative receivable	985,746	—
Other non-current assets	993,207	834,180
Total non-current assets	68,646,928	64,590,174
Total assets	$76,058,096	$69,991,477
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,042,835	$2,424,009
Accrued liabilities	1,096,522	3,070,461
Derivative liability	—	1,011,708
Total current liabilities	4,139,357	6,506,178
Non-Current Liabilities:
Asset retirement obligation	2,906,093	2,687,801
Derivative liability	—	339,642
Long-term debt	23,011,660	31,547,255
Total non-current liabilities	25,917,753	34,574,698
Total liabilities	30,057,110	41,080,876
Commitments and Contingencies
Stockholders’ Equity:
10% Series A Cumulative Perpetual Preferred Stock, $.001 par value, 25,000,000 shares authorized; 751,815 shares issued and outstanding at December 31, 2014	752	—
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 4,779,460 shares issued and outstanding at December 31, 2013	—	4,780
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding – 7,643,114 at December 31, 2014 and 7,281,158 at December 31, 2013	7,661	7,281
Accumulated other comprehensive income	(552,589)	(552,589)
Paid in capital	63,825,978	49,913,535
Retained (deficit)	(17,280,817)	(20,462,406)
Total stockholders’ equity	46,000,986	28,910,601
Total liabilities and stockholders’ equity	$76,058,096	$69,991,477

See Notes to Draft Consolidated Financial Statements.

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Operations
DRAFT

	Year Ended December 31,
	2014	2013
Crude oil revenues	$13,257,608	$10,824,575
Natural gas revenues	1,035,759	117,695
Total revenues	14,293,367	10,942,270
Expenses:
Direct operating costs	6,762,248	4,095,850
Depreciation, depletion and amortization	3,549,245	1,856,660
Professional fees	987,229	1,071,740
Salaries	1,479,688	1,432,081
Administrative expense	790,572	798,457
Total expenses	13,568,982	9,254,788
Income from operations	724,385	1,687,482
Other income (expense):
Interest expense	(1,305,194)	(772,471)
Gain (loss) on derivatives	4,993,262	(740,456)
Other income	161,171	1,115,898
Total other income (expense)	3,849,239	(397,029)
Income before provision for income taxes	4,573,624	1,290,453
Provision for income taxes	—	—
Net income	$4,573,624	$1,290,453
Net income	4,573,624	1,290,453
Preferred dividends	(1,848,325)	(1,039,516)
Net income (loss) attributable to common stockholders	2,725,299	250,937
Net income (loss) per common share basic and diluted	0.40	0.04
Weighted Average Shares	7,644,614	5,596,062

See Notes to Draft Consolidated Financial Statements.

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity
DRAFT

	Preferred Stock		Common Stock		Accumulated Other Comprehensive Income	Paid In Capital	Retained Deficit	Total Stockholders’ Equity EnerJex Resources Inc.
	Shares	Amount	Shares	Amount
Balance, January 1, 2013	4,779,460	$4,780	73,586,529	$73,587	$(552,589)	$42,801,096	$(20,713,343)	$21,613,531
Stock issued for services			90,000	90		44,910		45,000
Issuance of stock options						72,434		72,434
Warrants issued for services						40,790		40,790
Stock issued for shares of Black Raven Energy, Inc.			41,327,516	41,328		6,846,581		6,887,909
Dividends paid on preferred stock							(1,039,516)	(1,039,516)
Net income for the year							1,290,453	1,290,453
Adjustment to restate common stock to reflect June 20, 2014 reverse 1:15 stock split			(107,722,887)	(107,723)		107,723		0
Balance, December 31, 2013	4,779,460	4,780	7,281,158	7,281	(552,589)	49,913,534	(20,462,406)	28,910,600
Stock Issued for Services				18		104,299		104,317
Issuance of Stock Options						456,670		456,670
Issuance of 10% series A cumulative preferred stock and retirement of legacy preferred stock		(4,028)				13,351,577		13,347,549
Adjustment to common stock to reflect June 20, 2014 reverse 1:15 stock split			361,956	261				261
Dividends Paid on Preferred Stock							(1,392,035)	(1,392,035)
Net Income for the Year							4,573,624	4,573,624
Balance, December 31, 2014	4,779,460	$752	7,643,114	$7,560	$(552,589)	$63,826,080	$(17,280,817)	$46,000,986

See Notes to Draft Consolidated Financial Statements.

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
DRAFT

	Year Ended December 31,
	2014	2013
Cash flows from operating activities
Net Income	$4,573,624	$1,290,453
Depreciation, depletion and amortization	3,549,245	1,856,660
Stock, options and warrants issued for services	638,171	255,977
Accretion of asset retirement obligation	255,836	139,779
Settlement of asset retirement obligations	(102,930)	(36,758)
(Gain) on derivatives	(6,073,101)	(448,945)
Loss on sale of fixed assets	9,738	5,833
Adjustments to reconcile net income to cash from operating activities:
Accounts receivable	1,183,237	(361,314)
Inventory	(9,424)	34,336
Deposits and prepaid expenses	(27,282)	235,471
Accounts payable	618,826	(545,112)
Accrued liabilities	(1,517,648)	686,441
Cash flows from operating activities	3,098,292	3,112,821
Cash flows from investing activities
Purchase of fixed assets	(298,903)	(184,794)
Additions to oil and gas properties	(7,095,865)	(7,672,492)
Sale of oil and gas properties	987,939	454,975
Settlements of asset retirement obligations	—	(18,910)
Proceeds from sale of fixed assets	1,250	12,755
Net cash acquired from Black Raven	—	656,693
Cash flows from investing activities	(6,405,579)	(6,751,773)
Cash flows from financing activities
Proceeds from sale of preferred stock	13,347,561	—
Repayments of long-term debt	(14,035,595)	(9,096)
Borrowings on long-term debt	5,500,000	6,000,000
Dividends paid on preferred stock	(1,848,325)	(757,992)
Repayments of notes payable	—	(825,000)
Deferred financing costs	(159,026)	(228,258)
Cash flows from financing activities	2,804,615	4,179,654
Increase (decrease) in cash and cash equivalents	(502,672)	540,702
Cash and cash equivalents, beginning	1,308,196	767,494
Cash and cash equivalents, end	$805,524	$1,308,196
Supplemental disclosures:
Interest paid	$741,757	$375,932
Income taxes paid		$—
Non-cash transactions:
Share-based payments issued for services	$638,171	$216,810
Preferred dividends payable	$—	$456,289

See Notes to Draft Consolidated Financial Statements.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 1 — Summary of Accounting Policies

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Our operations are considered to fall within a single industry segment, which are the acquisition, development, exploitation and production of crude oil and natural gas properties in the United States. Our consolidated financial statements include our wholly owned subsidiaries.

All significant intercompany balances and transactions have been eliminated upon consolidation. Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

As discussed further in Note 5, on September 27, 2013, we merged with Black Raven Energy, Inc. (“Black Raven”). The balance sheet accounts of Black Raven, our wholly owned subsidiary, have been consolidated as of September 30, 2013. We did not use the purchase method of accounting due to a common shareholder. Historical costs were used to combine the two entities, accordingly assets and liabilities of Black Raven were not recorded at fair value. The results of operations of Black Raven for the fourth quarter of 2013 are included in the consolidated statement of operations for the year ended December 31, 2013.

Nature of Business

We are an independent energy company engaged in the business of producing and selling crude oil and natural gas. The crude oil and natural gas is obtained primarily by the acquisition and subsequent exploration and development of mineral leases. Development and exploration may include drilling new exploratory or development wells on these leases. These operations are conducted primarily in Kansas, Colorado, Nebraska and Texas.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the consolidated financial statements are: (1) oil and gas revenues and reserves; (2) depreciation, depletion and amortization; (3) valuation allowances associated with income taxes (4) accrued assets and liabilities; (5) stock-based compensation; (6) asset retirement obligations and (7) valuation of derivative instruments. Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear any interest. We regularly review receivables to insure that the amounts will be collected and establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Share-Based Payments

The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants, we determine an estimate of the volatility of our stock. We need to estimate volatility because there has not been enough trading of our stock to determine an appropriate measure of volatility. We believe our estimate of volatility is reasonable, and we review the assumptions used to determine this whenever we issue a new equity instruments.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 1 — Summary of Accounting Policies  – (continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the applicable tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date when the change in the tax rate was enacted.

We routinely assess the reliability of our deferred tax assets. If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset is reduced by a valuation allowance. In addition we routinely assess uncertain tax positions, and accrue for tax positions that are not more-likely-than-not to be sustained upon examination by taxing authorities.

Uncertain Tax Positions

We follow guidance in Topic 740 of the Codification for its accounting for uncertain tax positions. Topic 740 prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, we determine whether it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based solely on the technical merits of the position. A tax position that meets the more-likely-than-not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

We have no liability for unrecognized tax benefits recorded as of December 31, 2014 and 2013. Accordingly, there is no amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and there is no amount of interest or penalties currently recognized in the statement of operations or statement of financial position as of December 31, 2014. In addition, we do not believe that there are any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months. We recognize related interest and penalties as a component of income tax expense.

Tax years open for audit by federal tax authorities as of December 31, 2014 are the years ended December 31, 2011, 2012, 2013 and 2014. Tax years ending prior to 2011 are open for audit to the extent that net operating losses generated in those years are being carried forward or utilized in an open year.

Fair Value Measurements

Accounting guidance establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions. Additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy. We incorporate a credit risk assumption into the measurement of certain assets and liabilities.

Cash and Cash Equivalents

We consider all highly liquid investment instruments purchased with original maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows and other statements.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 1 — Summary of Accounting Policies  – (continued)

We maintain cash on deposit, which, at times, exceeds federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

Revenue Recognition

Oil and gas revenues are recognized net of royalties when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collection of the revenue is probable. Cash received relating to future revenues is deferred and recognized when all revenue recognition criteria are met.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is on a straight-line method using the estimated lives of the assets. (3 – 15 years). Expenditures for maintenance and repairs are charged to expense.

Debt issue costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt on the straight-line method of amortization over the estimated life of the debt.

Oil & Gas Properties

We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized using the units of production method (UOP). Currently we only have operations in the Unite d States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Under the full-cost-method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil & gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil & gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an un-weighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations. The

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 1 — Summary of Accounting Policies  – (continued)

ceiling calculation is performed quarterly. During the years ended December 31, 2014 and 2013 there were no impairments resulting from the quarterly ceiling tests.

Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25%) of our reserve quantities are sold, in which case a gain or loss is recognized in income.

Long-Lived Assets

Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value. The carrying value of the assets is then reduced to their estimated fair value that is usually measured based on an estimate of future discounted cash flows.

Asset Retirement Obligations

The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future, however, we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Major Purchasers

For the years ended December 31, 2014, and 2013 we sold our produced crude oil to Coffeyville Resources, Plains Marketing, L.P., and Sunoco, Inc. on a month-to-month basis and we sold our produced natural gas to United Energy Trading and Western Operating Company.

Marketable Securities Available for Sale

The Company classifies its marketable equity securities as available-for-sale and they are carried at fair market value, with the unrealized gains and losses included in accumulated other comprehensive income and reported in stockholders’ equity. The difference between cost and market totals $552,589 for the years ended December 31, 2014 and 2013.

Net Income Per Common Share

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options and warrants and conversion of convertible debt that are not deemed to be anti-dilutive. The dilutive effect of the outstanding stock options and warrants is computed using the treasury stock method.

For the year ended December 31, 2014, diluted net income per share did not include the effect of shares of common stock issuable upon the exercise of outstanding stock options as their effect would be anti-dilutive.

For the year ended December 31, 2013, diluted net income per share did not include the effect of 172,833 shares of common stock issuable upon the exercise of outstanding stock options as their effect would be anti-dilutive.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 1 — Summary of Accounting Policies  – (continued)

Reclassifications

Certain reclassifications have been made to prior periods to conform to current presentations.

Recent Accounting Pronouncements Applicable to the Company

The Company does not believe there are any recently issued, but not yet effective; accounting standards that would have a significant impact on the Company’s financial position or results of operations.

Note 2 — Equity Transactions

Stock transactions in fiscal year ended December 31, 2014

On January 15, 2014, 7,333 shares were issued to two employees of the Company as compensation. The share price on the issue date was $7.05. From February 5, 2014 through March 17, 2014, 9,595 shares were issued for professional services rendered on behalf of the Company. The share price on all issuance dates for those shares was $7.50.

Effective after the close of trading in EnerJex common stock on May 30, 2014, the Company affected a 1-for-15 reverse stock split, by which each share of EnerJex common stock was reclassified, and changed into  1/15th of a fully paid and non-assessable share of common stock. In lieu of fractions of a share, the Company paid to holders of fractions of a share cash equal to $11.25 per share, which was the minimum value designated in the amended and restated certificate of designations affecting the reverse stock split.

On June 16, 2014, we adopted the Amended and Restated Certificate of Designation modifying the terms of our then-existing Series A preferred stock. Concurrently with filing of that Amended and Restated Certificate of Designation, the holders of our existing Series A preferred stock exchanged each outstanding share of such existing Series A preferred stock for (i) a number of shares of our common stock into which such Series A preferred stock was then convertible immediately prior to the exchange (318,630 shares in the aggregate), and (ii) a number of shares of Series A preferred stock equal to the quotient determined by dividing (x) that portion of the holder’s original Series A preferred stock purchase price that had not yet been paid in dividends, by (y) $23.75.

On June 20, 2014, we closed an underwritten initial public offering of 639,157 shares of our Series A preferred stock at a purchase price of $23.75 per share for gross proceeds of $15.2 million. The shares sold to the underwriters included 83,368 shares pursuant to a 45-day option that was exercised by the underwriters in full on June 20, 2014.

Stock transactions in fiscal year ended December 31, 2013

We issued 6,000 shares at $7.50 per share to two employees as compensation. The market value of the stock at the date of issuance was $0.55 per share.

On September 30, 2013 the Company issued 41,327,516 shares to Black Raven Energy, Inc. shareholders in exchange for their shares of Black Raven Energy, Inc. common shares. (See Note 5).

Option transactions

Officers (including officers who are members of the Board of Directors), directors, employees and consultants are eligible to receive options under our stock option plans. We administer the stock option plans and we determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plans.

Each option granted under the stock option plans will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with the plans when some

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 2 — Equity Transactions  – (continued)

awards may be exercised. In the event of a change of control (as defined in the stock option plans), the vesting date on which all options outstanding under the stock option plans may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

2000 – 2001 Stock Option Plan

The Board of Directors approved a stock option plan and our stockholders ratified the plan on September 25, 2000. The total number of options that can be granted under the plan is 200,000 shares.

Stock Incentive Plan

The Board of Directors approved the EnerJex Resources, Inc. Stock Option Plan on August 1, 2002 (the “2002 – 2003 Stock Option Plan”). Originally, the total number of options that could be granted under the 2002 – 2003 Stock Option Plan was not to exceed 400,000 shares. In September 2007 our stockholders approved a proposal to amend and restate the 2002 – 2003 Stock Option Plan to increase the number of shares issuable to 1,000,000. On October 14, 2008 our stockholders approved a proposal to amend and restate the 2002 – 2003 Stock Option Plan to (i) rename it the EnerJex Resources, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), (ii) increase the maximum number of shares of our common stock that may be issued under the Stock Incentive Plan from 1,000,000 to 1,250,000, and (iii) add restricted stock as an eligible award that can be granted under the Stock Incentive Plan.

On December 31, 2010 we granted 900,000 options that vest ratably over a 48 month period and are exercisable at $0.40 per share to an Officer of the company. The term of the options is 5 years. The fair value of the options as calculated using the Black-Scholes model was $307,751. The amount recognized as expense in the years ended December 31, 2012 and 2011 was $76,938 respectively and the amount of expense to be recognized in future periods is $153,876. There are 675,000 and 450,000 options vested at December 31, 2013 and December 31, 2012 respectively.

On December 1, 2012 we granted 785,000 options to four employees of the Company, 33% of which vest after one year. The remaining options vest monthly over a two year period. The fair value of the options on the date of the grant was calculated using the Black-Scholes model was $167,032 using the following weighted average assumptions: exercise price of $0.70 per share; common stock price of $0.56 per share; volatility of 67%; term of three years; dividend yield of 0%; interest rate of .47%. The amount recognized as expense in the year ended December 31, 2012 was $18,825 and the amount of expense to be recognized in future periods is $148,208. At December 31, 2013 approximately 350,000 options were vested. None of the options were vested at December 31, 2012.

On June 6, 2013, stockholders approved the adoption of the 2013 Stock Incentive Plan, reserving 5,000,000 shares of common stock under the plan. Neither the 2000/2001 Stock Option Plan nor the Stock Incentive Plan had sufficient shares to cover options that we intend to grant and those plans are dated and would not allow us to grant tax-qualified incentive stock options. The 2013 Stock Incentive Plan reserves 5,000,000 shares of our common stock for the granting of options and issuance of restricted shares to our employees, officers, directors, and consultants.

In 2013, we granted 1,787,000 options to thirteen employees. These options were issued throughout the year. Thirty-three percent of these options vest one year after the date of the grant. The remaining options vest ratably each month over a two year period. The fair value of the option on the date of the grant was calculated using the Black-Scholes model was $376,103 using the following weighted average assumptions: exercise price of $0.70 per share; common stock price of ranging from $0.53 to $0.56 per share; volatility ranging from 67% to 72%; term of three years; dividend yield of 0%; interest rate of .47%. The amount recognized as expense in the year ended December 31, 2013 was $33,267 and the amount of expense to be recognized in future periods is $342,836. None of these options were vested at December 31, 2013.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 2 — Equity Transactions  – (continued)

Warrant Transactions

On May 31, 2012, we granted 16,667 Warrants to a consultant for services to be performed over the next two years. Each warrant was exercisable until May 31, 2014. The fair value at the date of grant was calculated using the Black-Scholes model and totaled approximately $86,000 using the following assumptions. The exercise price was $10.50 per share. The market price of our stock at the grant date was $11.25 per share. We assumed volatility of 82%, a dividend yield of 0.0%, an interest rate of 0.30% and a two year term. On January 3, 2013, we granted 20,000 Warrants to a consultant for services to be performed over the next year. The fair value at the date of grant was calculated using the Black-Scholes model and totaled approximately $41,000 using the following assumptions. The exercise price was $10.50 per share. The market price of our stock at the grant date was $7.50 per share. We assumed volatility of 77%, a dividend yield of 0.0%, an interest rate of 0.27% and a two year term. In the fourth quarter of 2013 all 36,667 warrants were cancelled unexercised.

A summary of stock options and warrants is as follows:

	Options	Weighted Ave. Exercise Price	Warrants	Weighted Ave. Exercise Price
Outstanding January 1, 2013	112,333	$8.10	16,667	$10.50
Granted	119,133	10.50	20,000	10.50
Cancelled	(333)	(10.50)	(36,667)	(10.50)
Exercised	—	—	—	—
Outstanding December 31, 2013	231,133	$9.36	—	$—
Granted	2.367	10.50	—	—
Cancelled	(2,168)	(10.50)	—	—
Exercised	—	—	—	—
Outstanding December 31, 2014	231,332	$9.33	—	$—

Note 3 — Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

Asset retirement obligations, January 1, 2013	$1,336,151
Liabilities acquired	1,251,511
Liabilities incurred during the period	56,825
Liabilities settled during the year	(96,465)
Accretion	139,779
Asset retirement obligations, December 31, 2013	$2,687,801
Liabilities incurred during the period	65,385
Liabilities settled during the year	(102,929)
Accretion	255,836
Asset retirement obligations, December 31, 2014	$2,906,093

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 4 — Long-Term Debt

Senior Secured Credit Facility

On October 3, 2011, the Company and DD Energy, Inc., EnerJex Kansas, Inc., Black Sable Energy, LLC and Working Interest, LLC (“Borrowers”) entered into an Amended and Restated Credit Agreement with Texas Capital Bank, and other financial institutions and banks that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement are to be used to refinance Borrowers prior outstanding revolving loan facility with Bank, dated July 3, 2008, and for working capital and general corporate purposes.

At our option, loans under the facility will bear stated interest based on the Base Rate plus Base Rate Margin, or Floating Rate plus Floating Rate Margin (as those terms are defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Bank’s prime rate. The Floating Rate shall mean, at Borrower’s option, a per annum interest rate equal to (i) the Eurodollar Rate plus Eurodollar Margin, or (ii) the Base Rate plus Base Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). Eurodollar borrowings may be for one, two, three, or six months, as selected by the Borrowers. The margins for all loans are based on a pricing grid ranging from 0.00% to 0.75% for the Base Rate Margin and 2.25% to 3.00% for the Floating Rate Margin based on the Company’s Borrowing Base Utilization Percentage (as defined in the Amended and Restated Credit Agreement).

We entered into a First Amendment to Amended and Restated Credit Agreement and Second Amended and Restated Promissory Note in the amount of $50,000,000 with Texas Capital Bank, which closed on December 15, 2011. The Amendment reflects the addition of Rantoul Partners, as an additional Borrower and adds as additional security for the loans the assets held by Rantoul Partners.

On August 31, 2012, we entered into a Second Amendment to Amended and Restated Credit Agreement with Texas Capital Bank. The Second Amendment: (i) increased the borrowing base to $7,000,000 (ii) reduced the minimum interest rate to 3.75% and (iii) added additional new leases as collateral for the loan.

On November 2, 2012, we entered into a Third Amendment to Amended and Restated Credit Agreement with the Texas Capital Bank. The Third Amendment (i) increased the borrowing base to $12,150,000 and (ii) clarified certain continuing covenants and provided a limited waiver of compliance with one of the covenants so clarified for the fiscal quarter ended December 31, 2011.

On January 24, 2013, we entered into a Fourth Amendment to Amended and Restated Credit Agreement, which was made effective as of December 31, 2012 with Texas Capital Bank. The Fourth Amendment reflects the following changes: (i) the Bank consented to the restructuring transactions related to the dissolution of Rantoul Partners, and (ii) the Bank terminated a Limited Guaranty, as defined in the Credit Agreement, executed by Rantoul Partners in favor of the Bank.

On April 16, 2013, the Bank increased our borrowing base to $19.5 million.

On September 30, 2013, the Company entered into a Fifth Amendment to the Amended and Restated Credit Agreement. The Fifth Amendment reflects the following changes: (i) an expanded principal commitment amount of the Bank to $100,000,000; (ii) increased the Borrowing Base to $38,000,000; (iii) added Black Raven Energy, Inc. to the Credit Agreement as borrower parties; (iv) added certain collateral and security interests in favor of the Bank; and (v) reduced the Company’s current interest rate to 3.30%.

On November 19, 2013, we entered into a Sixth Amendment to the Amended and Restated Credit Agreement. The Sixth Amendment reflects the following changes: (i) the addition of Iberia Bank as a participant in our credit facility, and (ii) a technical correction to our covenant calculations.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 4 — Long-Term Debt  – (continued)

On May 22, 2014, we entered into a Seventh Amendment to the Amended and Restated Credit Agreement. The Seventh Amendment reflects the Bank’s consent to our issuance of up to 850,000 shares of our 10% Series A Cumulative Perpetual Preferred Stock.

On August 15, 2014 we entered into an Eighth Amendment to the Amended and Restated Credit Agreement. The Eighth Amendment reflects the following changes: (i) the borrowing base was increased from $38 million to $40 million, and (ii) the maturity of the facility was extended by three years to October 3, 2018.

Our Current borrowing base is $40 million, of which we had borrowed $23.0 million as of December 31, 2014. We intend to conduct an additional borrowing base review in the second quarter of 2015. For the year ended December 31, 2014 the interest rate was 3.3%. This facility expires on October 3, 2018.

We financed the purchase of vehicles through a bank. The notes are for four years and the vehicles collateralize these notes. The long term balance on the notes at December 31, 2014 was $11,660.

Note 5 — Merger

On July 23, 2013, EnerJex, BRE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of EnerJex (Merger Sub), and Black Raven Energy, Inc., a Nevada corporation, entered into an agreement and plan of merger (Merger Agreement) pursuant to which Black Raven would be merged with and into Merger Sub and after which Black Raven would be a wholly owned subsidiary of EnerJex.

On September 27, 2013, the transactions contemplated by the Merger Agreement were successfully completed.

The following transactions were executed on September 27, 2013 per the terms of the Merger Agreement (i) shares of capital stock of Black Raven were converted into (a) cash totaling $207,067 and (b) 41,327,516 shares of EnerJex common stock, (ii) all options under the Black Raven option plan were cancelled, and (iii) all warrants or other rights to purchase shares of capital stock of Black Raven were converted into warrants to purchase EnerJex common stock. No fractional shares of EnerJex common stock were issued in connection with the Merger, and holders of Black Raven common stock were entitled to receive cash in lieu thereof. The board of directors and executive officers of EnerJex remained unchanged as a result of the closing of the Merger.

At closing of the transactions contemplated by the Merger Agreement, the previous stockholders of Black Raven owned approximately 38% of the outstanding voting stock of EnerJex and the previous stockholders of EnerJex owned approximately 62% of the outstanding voting stock of EnerJex.

The following selected pro forma condensed financial information of EnerJex and Black Raven combines the consolidated financial information of EnerJex for the twelve month period ended December 31, 2013 with the financial information of Black Raven for the twelve months ended December 31, 2013.

EnerJex and Black Raven present the unaudited pro forma condensed consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had EnerJex and Black Raven completed the merger on January 1, 2013. In addition the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. The unaudited pro forma condensed consolidated financial information is not adjusted for any merger related transaction costs or other non-recurring expenses.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 5 — Merger  – (continued)

The unaudited pro forma condensed consolidated financial information includes estimates of Black Raven had it accounted for its investments in oil and gas assets using the full cost method of accounting and not the successful efforts method of accounting. The unaudited pro forma consolidated financial information was prepared using the full cost method of accounting for oil and gas activities.

Pro Forma Consolidated Combined Statements of Operations (Unaudited)
For the Year Ended December 31, 2013

Revenues	$14,362,000
Income from operations	$2,106,000
Net income (loss)	$(141,700)
Net income (loss) per common share	$—

Note 6 — Related party transactions

In the normal course of business we utilize the services of stockholders who perform work for us at normal business rates.

Note 7 — Commitments and Contingencies

Rent expense for the years ended December 31, 2014 and 2013 was approximately $,000 and $185,000 respectively. Future non-cancellable minimum lease payments are approximately, $150,000 for 2015, $147,000 for 2016 and $145,000 for 2017, $91,000 for 2018 and $77,000 for 2019. We received rental income from sub rentals of $37,000 in 2013.

We, as a lessee and operator of oil and gas properties, are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject to the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. As of December 31, 2014, we have no reserve for environmental remediation and are not aware of any environmental claims.

As of December 31, 2014, the Company has an outstanding irrevocable letter of credit in the amount of $50,000 issued in favor of the Texas Railroad Commission. This letter of credit is required by the Commission by all companies operating in the state in accordance with limits prescribed by the Texas Railroad Commission.

Note 8 — Income Taxes

There was no current or deferred income tax expense (benefit) for the years ended December 31, 2014 and December 31, 2013.

The following table sets forth a reconciliation of the provision for income taxes to the statutory federal rate:

	Year Ended December 31,
	2014	2013
Statutory tax rate	34.0%	34.0%
Derivative instruments	(41.4)%	11.8%
Oil and gas costs and long-lived assets	(30.0)%	(6.3)%
Non-deductible expenses	0.2%	(5.8)%
Change in valuation allowance	37.2%	(33.7)%
Effective tax rate	0.0%	0.0%

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 8 — Income Taxes  – (continued)

Significant components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2014	2013
Non-current deferred tax asset:
Oil and gas costs and long-lived assets	$(1,363,502)	$(739,919)
Derivative instruments	(1,894,979)	921,771
Net operating loss carry-forward	25,986,503	9,138,048
Valuation allowance	(22,728,022)	(9,319,000)
Net deferred tax asset (liability)	$—	$—

At December 31, 2013, we have a net operating loss carry forward of approximately $76 million expiring in 2021 – 2035 that is subject to certain limitations on an annual basis. A valuation allowance has been established against net operating losses where it is more likely than not that such losses will expire before they are utilized.

The Company incurred a change of control as defined by the Internal Revenue Code. Accordingly, the rules will limit the utilization of the Company’s net operating losses. The limitation is determined by multiplying the value of the stock immediately before the ownership change by the applicable long-term exempt rate. It is estimated that approximately $27.0 million of net operating losses may be subject to an annual limitation. Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change.

Note 9 — Fair Value Measurements

We hold certain financial assets which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”). ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1.  Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. We believe receivables, payables and our debt approximate fair value at December 31, 2014.

Level 2.  Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. We consider the derivative liability to be Level 2. We determine the fair value of the derivative liability utilizing various inputs, including NYMEX price quotations and contract terms.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 9 — Fair Value Measurements  – (continued)

Level 3.  Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider the marketable securities to be a Level 3. Our derivative instruments consist of fixed price commodity swaps.

	Fair Value Measurement
	Level 1	Level 2	Level 3
Crude oil contracts	$—	$4,721,751	$—
Marketable securities	$—	$—	$1,018,573

Note 10 — Derivative Instruments

We have entered into certain derivative or physical arrangements with respect to portions of our crude oil production to reduce our sensitivity to volatile commodity prices and/or to meet hedging requirements under our Credit Facility. We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to commodity price fluctuations. However, derivative arrangements limit the benefit of increases in the prices of crude oil. Moreover, our derivative arrangements apply only to a portion of our production.

We have an Intercreditor Agreement in place between the Company; our counterparties, BP Corporation North America, Inc. and Cargill Incorporated and our agent, Texas Capital Bank, N.A., which allows Texas Capital Bank to also act as agent for the counterparties for the purpose of holding and enforcing any liens or security interests resulting from our derivative arrangements. Therefore, we generally are not required to post additional collateral, including cash.

The following derivative contracts were in place at December 31, 2014:

	Term	Monthly Volumes(1)	Price/Bbl	Fair Value
Deferred premium put	1/16 – 6/16	9,000 Bbls	$85.00	$985,747
Crude oil swap	1/15 – 12/15	5,800 Bbls	$88.55	2,212,584
Crude oil swap	9/13 – 12/14	3,000 Bbls	$95.15	107,580
Crude oil swap	7/11 – 12/15	2,942 Bbls	$83.70	1,024,763
Crude oil swap	1/14 – 12/14	1,900 Bbls	$96.00	69,749
Crude oil swap	7/12 – 12/15	1,092 Bbls	$76.74	278,139
Crude oil swap	114 – 12/14	1,395 Bbls	$90.25	43,189
				$4,721,751

(1)	Monthly volumes are the weighted average throughout the period.

The total fair value of derivative contracts is shown in both current and non-current assets and liabilities on the balance sheet. We recorded gains on the derivative contracts for the year ended December 31, 2014 of $4,993,262 and losses for the year ended December 31, 2013 of $740,456.

Note 11  — Net Income Per Common Share

The Company reports earnings per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 12 — Subsequent Events

[To be completed].

Note 13 — Supplemental Oil and gas Reserve Information (Unaudited)

Results of operations from oil and gas producing activities

The following table shows the results of operations from the Company’s oil and gas producing activities. Results of operations from these activities are determined using historical revenues, production costs and depreciation and depletion. The results of operations from the Company’s oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest income and interest expense. Income tax expense was determined by applying the statutory rates to pretax operating results.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Production revenues	$14,293,368	$10,942,270
Production costs	(6,762,248)	(4,095,850)
Depletion and depreciation	(3,259,442)	(1,691,008)
Income tax	(1,495,087)	(1,752,840)
Results of operations for producing activities	$2,776,590	$3,402,572

Capitalized costs

The following table summarizes the Company’s capitalized costs of oil and gas properties.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Unevaluated properties not subject to amortization	$—	$—
Properties subject to amortization	78,090,620	71,917,308
Capitalized costs	78,090,620	71,917,308
Accumulated depletion	(13,827,347)	(10,567,905)
Net capitalized costs	$64,263,272	$61,349,403

Cost incurred in property acquisition, exploration and development activities

	Year Ended December 31, 2014	Year Ended December 31, 2013
Acquisition of properties	$1,017,698	$124,028
Exploration costs	—	—
Development costs	6,078,167	7,484,419
Net capitalized costs	$7,095,865	$7,608,447

Estimated quantities of proved reserves

Our ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves all of which are located in the United States are summarized below. Proved reserves are estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those that are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil equivalent. Geological and engineering estimates by MHA Petroleum Consultants, LLC of proved oil and gas reserves at one point in time are highly

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 13 — Supplemental Oil and gas Reserve Information (Unaudited)  – (continued)

interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates are accurate, by their nature reserve estimates are generally less precise than other estimates presented in connection with financial statement disclosures.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Proved reserves (BOE):
Beginning	5,804,600	2,927,000
Revisions of previous estimates	(1,196,978)	141,600
Purchase of minerals in place	2,234	2,685,517
Extension and discoveries	2,226	175,917
Sale of minerals in place	—	(4,800)
Production	(211,902)	(120,634)
Ending	4,400,180	5,804,600

Proved developed reserves at December 31, 2014 consisted of 77% oil and 23% natural gas and totaled 3,048.3 MBOEs. Proved developed reserves for December 31, 2013 consisted of 83% oil and 17% natural gas and totaled 3,824.9 MBOEs. Proved undeveloped reserves for December 31, 2014 were 1,351.9 MBOEs. Proved undeveloped reserves at December 31, 2013 were 1,979.9 MBOEs.

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows from our proved reserves for the periods presented in the financial statements is summarized below.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Future production revenue	$282,557,900	$413,965,250
Future production costs	(101,119,500)	(122,957,721)
Future development costs	(13,736,500)	(20,017,885)
Future cash flows before income tax	167,701,900	270,989,644
Future income taxes	(4,211,005)	(56,111,563)
Future net cash flows	163,490,895	214,878,081
10% annual discount for estimating of future cash flows	(100,787,044)	(133,430,425)
Standardized measure of discounted net cash flows	$62,703,851	$81,447,656

EnerJex Resources, Inc.

Notes to Draft Consolidated Financial Statements
DRAFT

Note 13 — Supplemental Oil and gas Reserve Information (Unaudited)  – (continued)

Changes in standardized measure of discounted future net cash flows

The following is a summary of a standardized measure of discounted net future cash flows related to the Company’s proved oil and gas reserves. The information presented is based on a calculation of estimated proved reserves using discounted cash flows based on the 12-month average price for oil and gas calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period. The additions to estimated proved reserves from new discoveries and extensions could vary significantly from year to year. Additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Balance beginning of year	$81,447,656	$48,872,561
Sales, net of production costs	(7,531,119)	(6,846,420)
Net change in pricing and production costs	(19,081,008)	(11,143,669)
Net change in future estimated development costs	6,281,385	(2,281,285)
Purchase of minerals in place	190,502	32,687,100
Extensions and discoveries	35,203	3,342,922
Sale of minerals in place	—	(37,375)
Revisions	(25,526,228)	1,357,734
Accretion of discount	27,098,964	16,563,800
Change in income tax	(211,504)	(1,067,712)
Balance end of year	$62,703,851	$81,447,656

ENERJEX RESOURCES, INC.

PROXY

Annual meeting of Stockholders
April 20, 2015

This Proxy is solicited on behalf of the EnerJex board of directors

The undersigned appoints Robert G. Watson, Jr. or R. Atticus Lowe of EnerJex Resources, Inc., with full power of substitution, the attorney and proxy of the undersigned, to attend the annual meeting of stockholders of EnerJex Resources, Inc., to be held Tuesday, April 20, 2015, beginning at 9:00 a.m., local time, at the corporate offices of the Company, located at 4040 Broadway, Suite 508, San Antonio, Texas 78209 and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the Proxy Statement to stockholders dated April 8, 2015, a copy of which has been received by the undersigned, as follows:

1.	Election of directors, to serve until the next annual meeting and until their successors are elected and qualify (the Board recommends a vote FOR each of the following nominees):
		FOR	AGAINST	ABSTAIN
	Robert G. Watson, Jr.	☐	☐	☐
	R. Atticus Lowe	☐	☐	☐
	James G. Miller	☐	☐	☐
	Lance W. Helfert	☐	☐	☐
	Richard Menchaca	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Affirmation of RBSM, LLP, as auditors for the next year.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To ratify terms and issuance of Series B Convertible Preferred Stock (Series B Preferred Stock), and to approve the issuance of such number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and upon exercise of certain warrants issued to the purchasers of our Series B Preferred Stock, including shares issuable pursuant to the anti-dilution provisions of our Series B Preferred Stock, exceeding 19.99% of our outstanding Common Stock.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY, IF OTHERWISE DULY EXECUTED, WILL BE VOTED FOR EACH OF THE MATTERS SET FORTH ABOVE.

Date               , 2015                        Number of Shares

Please sign exactly as your name appears on your stock certificate(s). If your stock is issued in the names of two or more persons, all of them must sign this proxy.
If signing in representative capacity, please indicate your title.	Signature Print Name Here
Signature Print Name Here:

Please check the following box if you intend to attend the annual meeting in person: ☐

PLEASE SIGN AND RETURN THIS PROXY ON OR PRIOR TO APRIL 19, 2015.

Mail To: Standard Registrar and Transfer Company, Inc.
12528 S. 1840 E
Draper, UT 84020-900
or facsimile to (801) 571-2551